UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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Benihana Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than registrant)

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BENIHANA INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. on Thursday, August 20, 2009

Place:	Marriott Doral Golf Resort and Spa
4400 NW 87th Avenue
Miami, Florida 33178

Purpose:	1.	(For holders of common stock of Benihana Inc.)
To elect the two members of the Board of Directors named in the attached proxy statement for a three-year term.
	2.	(For holders of Class A common stock of Benihana Inc.)
To elect the one member of the Board of Directors named in the attached proxy statement for a three-year term.
	3.	(For holders of Class A common stock of Benihana Inc.)
To elect the one member of the Board of Directors named in the attached proxy statement for a one-year term.
	4.	(For all stockholders)
To approve the amendment to the 2007 Equity Incentive Plan as described in Proposal 2 herein.
	5.	(For all stockholders)
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.

Record Date:	You can vote if you were a stockholder of record at the close of business on July 2, 2009.

Annual Report:	A copy of Benihana Inc.’s Annual Report to Stockholders for the fiscal year ended March 29, 2009 is enclosed.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to be present, kindly complete, date and sign the enclosed forms of proxy with respect to all shares of common stock and Class A common stock that you may own and mail them promptly in the enclosed return envelope to assure that your shares of common stock and Class A common stock are represented at the Annual Meeting. This may save the expense of further proxy solicitation. If you own shares of both the common stock and Class A common stock, you will receive two proxies, each of which must be dated, signed and returned as described above. If you do attend the Annual Meeting, you may revoke your prior proxy and vote your shares in person if you wish.

If you have any questions or need assistance in voting your shares, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

Dated: July 24, 2009
By Order of the Board of Directors,

/s/ Darwin C. Dornbush
Darwin C. Dornbush
Chairman of the Board of Directors and Secretary

BENIHANA INC.
8685 Northwest 53rd Terrace
Miami, Florida 33166

PROXY STATEMENT

CONTENTS
Page

ANNUAL MEETING INFORMATION	1
Who is entitled to vote?	1
What am I voting on?	1
How does the Board of Directors recommend I vote on the proposals?	1
How do I vote?	1
What is a quorum?	1
What vote is required to approve each item?	2
Who will count the vote?	2
What are the deadlines for stockholder proposals for next year’s Annual Meeting?	2
Who pays the expenses of this proxy statement?	2
May brokers vote without instruction?	2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2
Section 16(a) Beneficial Ownership Reporting Compliance	5

PROPOSAL 1 - ELECTION OF DIRECTORS	5
Corporate Governance	9
Committees; Meetings of the Board of Directors; Stockholder Communications	9
Audit Committee Report	12
Compensation and Stock Option Committee Interlocks and Insider Participation	13
Directors’ Compensation	13

EXECUTIVE COMPENSATION	14
Compensation Discussion and Analysis	14
Compensation and Stock Option Committee Report	20
Summary Compensation Table	21
Grants of Plan-Based Awards Table	22
Outstanding Equity Awards of Fiscal Year End Table	25
Option Exercises and Stock Vested Table	26
Nonqualified Deferred Compensation	26
Post-Termination Benefits and Change in Control	26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27

PROPOSAL 2 - APPROVAL OF THE AMENDMENT TO THE 2007 EQUITY INCENTIVE PLAN	29

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; ACCOUNTANT FIRM FEES AND SERVICES	35

ANNUAL REPORT	36

FORM 10-K	36

APPENDIX A - 2007 EQUITY INCENTIVE PLAN	37

ANNUAL MEETING INFORMATION

Your proxies are solicited by the Board of Directors of Benihana Inc. (“we,” “us,” “our” or “the Company”) for use at our Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178 at 10:00 a.m. on Thursday, August 20, 2009 and at any adjournment or adjournments thereof for the purposes set forth in the attached notice of meeting. This proxy statement and the forms of proxy are being mailed to stockholders on or about July 24, 2009.

Who is entitled to vote?

Stockholders owning our common stock or Class A common stock at the close of business on July 2, 2009 are entitled to vote at the Annual Meeting or any adjournment thereof. Each holder of common stock has one vote per share, and each holder of Class A common stock has 1/10 of a vote per share, on all matters to be voted on, other than on the election of directors, on which the two classes vote separately. Additionally, the holder of our Series B convertible preferred stock is entitled to vote on an “as if converted” basis together with the holders of our common stock. At the close of business on July 2, 2009, there were 5,629,014 shares of common stock and 9,755,261 shares of Class A common stock outstanding, and there were 800,000 shares of Series B convertible preferred stock outstanding, which, in the aggregate, are convertible into 1,578,943 shares of common stock.

What am I voting on?

You will be asked to elect the nominees named in this proxy statement to serve on the Board of Directors, to approve the amendment to the 2007 Equity Incentive Plan and to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the stockholders should arise at the Annual Meeting, the proxies will vote in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

The Board recommends a vote FOR each of the Board nominees named in this Proxy Statement, FOR the approval of the amendment to the 2007 Equity Incentive Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010.

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope. If you sign your proxy, but do not mark your choices, your proxies will vote for the persons nominated by the Board for election as directors, in favor of amending the 2007 Equity Incentive Plan and in favor of ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166, submit another properly signed proxy with a more recent date or vote in person at the Annual Meeting.

What is a quorum?

There must be a quorum for any action to be taken at the Annual Meeting. One-third of the voting power of Class A common stock, represented in person or by proxy, will constitute a quorum for purposes of electing the Class A director, one-third of the voting power of the common stock and Series B convertible preferred stock, represented in person or by proxy, will constitute a quorum for purposes of electing the common stock directors and one-third of the voting power of the common stock, the Class A common stock and the Series B convertible preferred stock, represented in person or by proxy, will constitute a quorum for purposes of all other matters brought before the meeting. Abstentions will be counted to determine the presence or absence of a quorum at the Annual Meeting. “Broker non-votes” are also counted to determine if a quorum is present at the Annual Meeting, but are not considered a vote cast under Delaware law. Broker non-votes occur when shares held in street name are not voted because the broker holding the shares has not received instructions from the beneficial owner of the shares and does not have discretionary authority to vote with respect to a particular proposal.

What vote is required to approve each item?

A director nominee will be elected by a plurality of the votes cast at the Annual Meeting by the class of stock voting for such director nominee. Any other matter to be considered at the Annual Meeting will require the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting that votes affirmatively or negatively on such matter. Abstentions and broker non-votes will have no effect on the outcome of any matter, including the election of directors, to be considered at the Annual Meeting.

Who will count the vote?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

What are the deadlines for stockholder proposals for next year’s Annual Meeting?

Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by no later than March 26, 2010. If next year’s annual meeting is held on a date more than 30 calendar days before or after August 20, 2010, a stockholder proposal must be received by a reasonable time before we begin to print and mail our proxy solicitation for such annual meeting. In addition, our By-Laws provide that no proposal may be properly raised at next year’s annual meeting unless we receive notice of the proposal not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice of a proposal must be received not later than the 10th day following the day on which notice of the date of the annual meeting is mailed or public disclosure is made. All proposals and notifications should be addressed to the Assistant Secretary, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166.

Who pays the expenses of this Proxy Statement?

We are paying all costs of soliciting our proxies for the Annual Meeting, including the costs of preparing, printing and mailing this notice of meeting and proxy statement. Certain of our officers and regular employees may solicit the return of proxies by telephone, mail or personal interview without additional consideration. We have engaged MacKenzie Partners, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay MacKenzie a fee of $12,000, plus expenses for their services. Brokerage houses will be requested to forward these soliciting materials to beneficial owners of our stock, and we will reimburse the brokerage houses for their expenses.

May brokers vote without instruction?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may vote those shares in their discretion, depending on the type of proposal involved. We believe that, in accordance with the rules applicable to such voting by brokers, brokers will have discretionary authority to vote with respect to any shares as to which no instructions are received from beneficial owners with respect to the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and will not have discretionary authority to vote with respect to the approval of the amendment to the 2007 Equity Incentive Plan. Shares as to which brokers do not have or have not exercised such discretionary authority are considered “broker non-votes.”

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information relating to the beneficial ownership of our common stock and Class A common stock by all persons we know to beneficially own more than 5% of either our common stock or our Class A common stock outstanding on July 2, 2009 and by all of our executive officers and directors. As of the close of business on July 2, 2009, there were 5,629,014 shares of common stock, 9,755,261 shares of Class A common stock and 800,000 shares of Series B convertible preferred stock (convertible into 1,578,943 shares of common stock) outstanding. Except as otherwise noted, the named person owns directly and exercises sole voting power and investment discretion over the shares listed as beneficially owned.

	Common Stock		Class A Common Stock
Name (and address if applicable) of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

5% Stockholders

Benihana of Tokyo, Inc. (3)	2,148,252	29.8%	—	—
232 East 63rd Street
New York, New York 10021

Kyle Aoki (3)	2,148,252	29.8%	—	—

Grace Aoki (3)	2,148,252	29.8%	—	—

Kevin Y. Aoki (3)	2,148,252	29.8%	—	—

Kenneth Podziba (3)	2,148,252	29.8%	—	—

BFC Financial Corporation (4)	1,578,943	21.9%	—	—
1750 East Sunrise Boulevard
Ft. Lauderdale, Florida 33304

Bank of America Corporation (5)	983,739	13.6%	—	—
Bank of America N.A.
Columbia Management Advisors, LLC
Bank of America Corporate Center
100 North Tryon Street, Floor 25
Charlotte, NC 28255

Andreeff Equity Advisors, L.L.C. (6)	598,508	8.3%	739,668	7.6%
Dane Andreeff
140 East St. Lucia Lane
Santa Rosa Beach, FL 32459

Voyageur Asset Management, Inc. (7)	—	—	603,500	6.2%
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402

Wells Fargo & Company (8)	—	—	531,000	5.4%
420 Montgomery Street
San Francisco, CA 94163

Wells Fargo Bank N.A. (8)	—	—	531,000	5.4%
101 North Phillips Avenue
Sioux Falls, SD 57104

Lord, Abbett & Co. LLC (9)	—	—	510,100	5.2%
90 Hudson Street
Jersey City, NJ 07302

	Common Stock		Class A Common Stock
Name of Officers and Directors	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

Named Executive Officers and Directors

Taka Yoshimoto (10) (11)	170,200	2.3%	124,033	1.3%

Joel A. Schwartz (10) (11)	106,090	1.5%	120,384	1.2%

John E. Abdo (10) (11)	79,500	1.1%	109,000	1.1%

Juan C. Garcia (10) (11)	48,875	*	124,250	1.3%

Norman Becker (10) (11)	39,375	*	89,750	*

Robert B. Sturges (10) (11)	15,000	*	40,000	*

Lewis Jaffe (10) (11)	15,000	*	40,000	*

Joseph J. West (10) (11)	11,000	*	30,000	*

J. Ronald Castell (10) (11)	10,000	*	30,000	*

Darwin C. Dornbush (10) (11)	16,737	*	11,975	*

Richard Stockinger (10) (11)	15,237	*	10,000	*

Jose I. Ortega (10) (11)	525	*	7,167	*

Alan B. Levan	—	*	—	*

All directors and executive officers as a group (10) (11)	527,539	7.1%	736,559	7.1%

Notes

(1)
For purposes of the beneficial ownership and the percentage ownership of each person, the shares of our common stock which BFC Financial Corporation would own upon conversion of the entirety of its holdings of our convertible preferred stock are considered outstanding.

(2)
Shares of our common stock are convertible at any time into shares of our Class A common stock at the option of the holder. Therefore, each beneficial owner of our common stock may be deemed the beneficial owner of the same number of shares of our Class A common stock. The holdings listed in the table setting forth beneficial ownership of Class A common stock do not include holdings of common stock (as converted).

(3)
All of the issued and outstanding capital stock of Benihana of Tokyo, Inc. (the “Benihana of Tokyo Stock”) is owned by a trust of which Kevin Y. Aoki, Kyle Aoki, Grace Aoki and Kenneth Podziba are the named trustees. By reason of such position, such individuals may be deemed to share beneficial ownership of the Benihana of Tokyo Stock and the shares of our stock owned by Benihana of Tokyo.

(4)	Represents common stock which BFC Financial Corporation would own upon conversion of its convertible preferred stock (see “Certain Relationships and Related Transactions”).

(5)
Based solely on a Schedule 13G filed jointly by Bank of America Corporation, Bank of America, N.A. and Columbia Management Advisors, LLC on June 10, 2009. Each of Bank of America Corporation and Bank of America, N.A. has shared voting and shared dispositive power with respect to 983,739 shares of common stock. Columbia Management Advisors, LLC has sole voting power with respect to 950,182 shares of common stock, sole dispositive power with respect to 976,149 shares of common stock and shared dispositive power with respect to 7,644 shares of common stock.

(6)
Based solely on Schedule 13Gs filed jointly by Dane Andreeff and Andreeff Equity Advisors, L.L.C. on February 13, 2009. Each of Mr. Andreeff and Andreeff Equity Advisors, L.L.C. has shared voting and shared dispositive power with respect to 598,508 shares of common stock and 739,668 shares of Class A common stock.

Mr. Andreeff is a control person of Andreeff Equity Advisors, L.L.C., in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. Mr. Andreeff also owns interest in Maple Leaf Capital I, L.L.C., which is the general partner of certain limited partnerships which own shares of common stock, including, Maple Leaf Partners, L.P. and Maple Leaf Offshore, Ltd. Andreeff Equity Advisors, L.L.C. is the investment adviser of each such limited partnership.

On February 13, 2009, a Schedule 13G was (i) filed by Maple Leaf Offshore, Ltd. indicating that such person has shared voting power and shared dispositive power with respect to 342,627 shares of common stock; (ii) filed by Maple Leaf Partners, L.P. indicating such person has shared voting power and shared dispositive power with respect to 243,134 shares of common stock; and (iii) filed jointly by Maple Leaf Capital I, L.L.C. (with Dane Andreeff and Andreeff Equity Advisors, L.L.C., as otherwise described above) indicating Maple Leaf Capital I, L.L.C. has shared voting power and shared dispositive power with respect to 255,881 shares of common stock. On February 13, 2009, a Schedule 13G was filed jointly by Maple Leaf Capital I, L.L.C. and Maple Leaf Offshore, Ltd. indicating Maple Leaf Capital I, L.L.C. has shared voting power and shared dispositive power with respect to 276,970 shares of Class A common stock, and Maple Leaf Offshore, Ltd. has shared voting power and shared dispositive power with respect to 462,698 shares of Class A common stock.

(7)	Based solely on a Schedule 13G filed by such person on February 11, 2009. Such person has sole voting power with respect to 37,500 shares of Class A common stock.

(8)
Based solely on a Schedule 13G filed jointly by Wells Fargo & Company and Wells Fargo Bank, N.A. on January 29, 2009. Each of Wells Fargo & Company and Wells Fargo Bank, N.A. has sole voting power with respect to 531,000 shares of Class A common stock.

(9)
Based solely on a Schedule 13G filed by such person on April 9, 2009. Such person has sole voting power with respect to 443,200 shares of Class A common stock and sole dispositive power with respect to 510,100 shares of Class A common stock.

(10)
Beneficial ownership on this table includes the following common stock which may be purchased upon exercise of options which are presently exercisable or which will become exercisable within 60 days after July 2, 2009: Mr. Yoshimoto – 57,500 shares; Mr. Abdo – 42,250 shares; Mr. Garcia – 48,875 shares; Mr. Becker – 33,625 shares; Mr. Sturges – 15,000 shares; Mr. Jaffe – 15,000 shares; Mr. West – 10,000 shares; Mr. Castell – 10,000 shares; all executive officers and directors as a group – 232,250 shares.

(11)
Beneficial ownership on this table also includes the following shares of Class A common stock which may be purchased upon exercise of options which are presently exercisable or which will become exercisable within 60 days after July 2, 2009: Mr. Yoshimoto – 120,433 shares; Mr. Schwartz – 69,600 shares; Mr. Garcia – 111,450 shares; Mr. Abdo – 94,500 shares; Mr. Becker – 77,250 shares; Mr. Sturges – 40,000 shares; Mr. Jaffe – 40,000 shares; Mr. Castell – 30,000 shares; Mr. West – 30,000 shares; Mr. Stockinger – 10,000 shares; Mr. Dornbush – 10,000 shares; Mr. Ortega – 4,767; all executive officers and directors as a group – 638,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules promulgated by the Securities and Exchange Commission govern the reporting of securities transactions by directors, officers and holders of 10% or more of our common stock or Class A common stock. Based solely upon our review of copies of reports filed with the SEC and received by us, we believe that our directors and officers have filed all required reports on a timely basis except the following: each of John E. Abdo, Norman H. Becker, J. Ronald Castell, Lewis Jaffe, Richard C. Stockinger, Robert B. Sturges and Joseph J. West failed to file timely one Form 4 reporting an option grant; Taka Yoshimoto failed to timely file one Form 4 reporting a purchase of shares; and Mr. Becker failed to file one Form 4 reporting a sale of shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors be divided into three classes with the three-year term of office of a class expiring each year and with the designation by class dependent upon the scheduled expiration of the directors’ terms of office. A majority of our Board is composed of independent directors. The current directors have been elected or appointed to the classes set forth below. The terms of office of John E. Abdo and Norman Becker, Class II Directors, will expire at the Annual Meeting. Messrs. Abdo and Becker are proposed to be reelected as Class II Directors. On June 10, 2009, the Board elected Alan B. Levan to serve as a Class II Director, filling the vacancy which resulted from the resignation of Robert B. Sturges from the Board on May 26, 2009. Mr. Levan is proposed to be elected by the stockholders as a Class II Director. Upon the resignation of Joel A. Schwartz from his positions as director and Chairman of the Board on February 9, 2009, the Board elected Darwin C. Dornbush to serve as a Class III Director and as Chairman of the Board. Mr. Dornbush is proposed to be elected by the stockholders as a Class III Director. If elected, Messrs. Abdo, Becker and Levan will hold office for a three-year term, in each case until their respective successors shall have been duly elected and qualified. If elected, Mr. Dornbush will hold office for a one-year term until his successor shall be duly elected and qualified.

Our Certificate of Incorporation also provides that when the Board of Directors is divided into at least two classes, as is presently the case, the holders of the Class A common stock vote separately as a class to elect 25% (or the next higher whole number) of each class of directors of the Board (the “Class A common stock directors”); provided, however, that the number of directors so elected by the holders of the Class A common stock may not exceed 25% (or the next higher whole number) of the entire Board. Holders of the Class A common stock do not vote for the election of directors at any meeting of stockholders if the terms of office of the Class A common stock directors do not expire at such meeting. Holders of the common stock vote separately as a class for the remainder of the directors.

The Board of Directors currently consists of nine members, of which three members are Class A common stock directors. Mr. West, a Class I Director, Mr. Abdo, a Class II Director, and Mr. Dornbush, a Class III Director, currently serve as Class A common stock directors. In connection with the Annual Meeting, the Board of Directors has nominated Messrs. Abdo and Dornbush to serve as Class A common stock directors for a three-year and one-year term, respectively, and Messrs. Becker and Levan to each serve as common stock directors for a three-year term. At the Annual Meeting, only the holders of the Class A common stock, voting separately as a class, will vote on the election of Messrs. Abdo and Dornbush as Class A common stock directors. The holders of the common stock, together with the holder of the Series B convertible preferred stock, voting separately as a class, will vote on the election of Messrs. Becker and Levan as common stock directors.

The Board of Directors has selected persons named as proxies in the enclosed form of proxy. It is intended that the shares represented by the proxies, unless authorization is withheld, shall be voted for the election of the director nominees, who have been designated by the Board of Directors, as set forth below. Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a director if elected. Although it is not contemplated that any such nominee will be unable to serve, should such a situation arise prior to the balloting at the Annual Meeting, the persons named as proxies will vote the shares represented by the proxy for any substitute nominee designated by the Board of Directors to fill the vacancy. Currently, no substitute nominee has been selected by the Board of Directors.

The following are the nominees for director:

COMMON STOCK DIRECTOR NOMINEES

Norman Becker
Director since 1997
Class II Director (Term to expire in 2012, if elected)
Age 71

Mr. Becker has been self-employed in the practice of public accounting since April 1985. Prior thereto, Mr. Becker was a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for a period in excess of 10 years. Mr. Becker is also a director of Bluegreen Corporation and an officer of Proguard Acquisition Corp.

Alan B. Levan
Director since 2009
Class II Director (Term to expire in 2012, if elected)
Age 64

Mr. Levan is currently the Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp, a bank holding company whose common stock is listed on the New York Stock Exchange under the symbol “BBX.” He has served as Chairman and Chief Executive Officer of BankAtlantic Bancorp since April 1994. Mr. Levan also serves as Chairman of BFC Financial Corporation, Woodbridge Holdings Corporation (formerly Levitt Corporation) and Bluegreen Corporation. Mr. Levan is a member of the Nova Southeastern University Board of Trustees and former Chairman of the Board of Directors for the Broward Community College Foundation.

CLASS A STOCK DIRECTOR NOMINEES

John E. Abdo
Director since 1990
Class II Director (Term to expire in 2012, if elected)
Age 66

Mr. Abdo has been principally employed since June 1984 as the Vice Chairman of the Board of Directors and Chairman of the Executive Committee of each of BankAtlantic Bancorp, Inc., and BankAtlantic, FSB. He has served as Vice Chairman of Woodbridge Holdings Corporation (formerly Levitt Corporation) since August 1984 and as the Vice Chairman of the Board of Directors of Bluegreen Corporation since March 2002. Additionally, he has served as the Vice Chairman of the Board of BFC Financial Corporation since June 1987. Mr. Abdo is the President and Chief Executive Officer of Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm for more than thirty five years. Mr. Abdo is a member of the Board of Directors of PACA (Performing Arts Center Authority) and is also a member of the Board of Directors of the Broward Performing Arts Foundation, a $100 million state of the art, twin concert hall venue located in Fort Lauderdale, FL.

Darwin C. Dornbush
Director since 2009
Class III Director (Term to expire in 2010, if elected)
Age 79

Mr. Dornbush has been a partner in the law firm of Dornbush Schaeffer Strongin & Venaglia, LLP since 1964. He has served as our Secretary since 1983 and was a director from 1995 through 2005. Mr. Dornbush is also a director of Woodbridge Holdings Corporation (formerly known as Levitt Corporation), historically a real estate development company which is currently pursuing a more diversified investment strategy, and Secretary of Cantel Medical Corp., a healthcare company.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR.

The following is information about our remaining Class I and Class III Directors, each of whom will continue in office, and our other executive officers:

COMMON STOCK DIRECTORS

J. Ronald Castell
Director since 2005
Class I Director (Term to expire in 2011)
Age 71

In 2004, Mr. Castell formed ReelRon LLC, a marketing consulting firm serving clients such as Huizenga Holdings, Inc., Centryx Corp., Southern Audio Video and Breakaway Films. From 1995 to 2004, Mr. Castell served as Senior Vice President of Marketing and Communications of the investment and entertainment firm Huizenga Holdings, Inc. From 1989 to 1995, Mr. Castell served as Senior Vice President Programming and Communications of Blockbuster Entertainment Corp.

Lewis Jaffe
Director since 2004
Class III Director (Term to expire in 2010)
Age 52

Mr. Jaffe is an independent consultant. Most recently, he served as Chief Executive Officer of Lynch Ambulance from May 2008 to December 2008. Mr. Jaffe also served as President, Chief Executive Officer and a director of Oxford Media, Inc. from February 2006 through October 2007 and President and Chief Operating Officer of Verso Technologies from November 2004 through August 2005. From August 2002 to November 2004, Mr. Jaffe was a self-employed public speaker and consultant. From April 2002 until August 2002, Mr. Jaffe served as the interim President of Glowpoint, Inc., a publicly-traded video products and services company. From July 2000 to July 2003, Mr. Jaffe served as an independent consultant to Glowpoint, Inc. From June 2000 to March 2002, Mr. Jaffe served as President and Chief Operating Officer of PictureTel Corporation, a publicly-traded videoconferencing company. From September 1998 to June 2000, Mr. Jaffe served as a managing director in the Boston office of Arthur Andersen LLP in its global finance practice. From January 1997 to March 1998, Mr. Jaffe served as President of C Systems, LLC, a designer and manufacturer of mobile military shelters, housing, communication and radar and missile launch systems. Mr. Jaffe served as a member of the Board of Directors for Glowpoint, Inc. from September 2001 to July 2003, the Board of Directors of Media 100 Inc. from June 2003 through November 2004 and the Turnaround Management Association of New England from September 1999 through November 2004. He currently is on the Board of York Telecom, one of the nation’s largest providers of video conferencing and unified communications services.

Richard C. Stockinger
Director since 2007
Class III Director (Term to expire in 2010) and Chief Executive Officer
Age 50

Mr. Stockinger has served as our Chief Executive Officer since February 9, 2009. From April 2008 to February 2009, Mr. Stockinger was an independent consultant. Mr. Stockinger served as the President of Patina Restaurant Group (formerly Restaurant Associates – Patina Group) from October 2003 through April 2008 and served as Restaurant Associates’ Vice President and Chief Financial Officer from 1985 through October 2003. During his tenure with Restaurant Associates and the Patina Restaurant Group, Mr. Stockinger played a critical role in the development and implementation of its sales, acquisitions and turnaround strategies, including the acquisition of California Pizza Kitchen, El Torito and Au Bon Pain. Mr. Stockinger also serves on the Board of Directors of the National Kidney Foundation of Greater New York.

Taka Yoshimoto
Director since 1990
Class I Director (Term to expire in 2011) and Executive Vice President - Operations
Age 63

Mr. Yoshimoto has served as Executive Vice President of the Company since September 1989 and as the Director of Operations from May, 1986 until September 1989. Mr. Yoshimoto joined the Company in July 1979 and, through May 1986, held various other positions in operations. During his employment with the Company, Mr. Yoshimoto has made significant contributions to the Company’s restaurant operations. Mr. Yoshimoto holds a Masters Degree of Business Administration and a Masters Degree of Economics and Finance from Louisiana State University, as well as a Bachelor of Arts of Liberal Arts from International Christian University, Tokyo. He was born and raised in Japan.

CLASS A STOCK DIRECTOR

Joseph J. West, Ph.D.
Director since 2005
Class I Director (Term to expire in 2011)
Age 65

Mr. West is currently a professor of restaurant management at Florida International University. From 1999 to July 2009, Mr. West served as Dean, School of Hospitality and Tourism Management, at Florida International University. Between 1991 and 1999, he served as Department Chairman of Hospitality Administration, College of Business, Florida State University, and from 1993 through 1996, he served as Director, Hospitality Education Program, Department of Business and Professional Regulation, State of Florida. From 1984 through 1991, Mr. West held teaching positions at Florida State University and the University of South Carolina. Additionally, Mr. West possesses restaurant operating experience as an executive and operator having served as Vice President of Operations of Spring Garden Grill and Bar and General Manager at the following restaurant units: Franklin’s Off Friendly, Colony House/Wine Cellar Restaurants and Colony Caterers. Mr. West is also a retired U.S. Naval Officer.

OFFICERS

Juan C. Garcia
President and Chief Operating Officer
Age 45

Mr. Garcia was appointed President and Chief Operating Officer during April 2007. Prior thereto, Mr. Garcia served as Senior Vice President – Chief Operating Administrative Officer from June 2005 until April 2007. Prior thereto, Mr. Garcia had served as Controller of the Company since July 1994. Prior to July 1994, Mr. Garcia served in various accounting and finance roles with the Company. Mr. Garcia has served as the Assistant Secretary of the Company since July 1996. Mr. Garcia is also a certified public accountant licensed in the State of Florida.

Jose I. Ortega
Vice President – Finance, Chief Financial Officer and Treasurer
Age 37

Mr. Ortega was appointed Vice President – Finance, Chief Financial Officer and Treasurer in September 2006. Prior thereto, Mr. Ortega had served as Controller of the Company since July 2005. Prior to joining the Company, Mr. Ortega was employed at Burger King Corporation, as Director, Consolidation and Reporting from November 2002 to July 2005, and prior thereto as Manager, Consolidation and Reporting, from September 2001 to November 2002. From June 1996 through September 2001, Mr. Ortega was the Controller of Viragen, Inc., a biotechnology company. Mr. Ortega is also a certified public accountant licensed in the State of Florida.

No director or executive officer of ours has any family relationship to any other director or executive officer.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and stockholders. Our current corporate governance principles, including the Code of Business Conduct and Ethics and the charters of each of the Audit Committee, Compensation and Stock Option Committee, Executive Committee, and Nominating and Governance Committee are all available under Investor Relations on our website at www.benihana.com. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission and the Nasdaq Stock Market Rules. We will continue to modify our policies and practices to meet ongoing developments in this area. Aspects of our corporate governance principles are discussed throughout this proxy statement.

COMMITTEES; MEETINGS OF THE BOARD OF DIRECTORS; STOCKHOLDER COMMUNICATIONS

The Board of Directors held five meetings during the fiscal year ended March 29, 2009 and no director attended fewer than 75% of the aggregate of such meetings and the meetings of each Committee of which he is a member. As a matter of policy, members of the Board of Directors are required to make every reasonable effort to attend the Annual Meeting. All members of the Board of Directors, except for Mr. Sturges, attended our 2008 annual meeting of stockholders held on October 23, 2008.

The Board of Directors has determined that each of the following directors is currently “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules (formerly Rule 4200(a)(15) of the Nasdaq Marketplace Rules): John E. Abdo, Norman Becker, J. Ronald Castell, Lewis Jaffe, Alan B. Levan and Joseph J. West. With the exception of Mr. Castell, who in fiscal years 2009 and 2008 received approximately $23,000 and $30,000 in consulting fees from us, respectively, none of the independent directors receives compensation from us other than directors’ fees and non-discretionary grants under our stock option plans for service on the Board or our committees.

The Board of Directors has four standing committees: the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Executive Committee. All of the members of the Audit Committee, the Compensation and Stock Option Committee and the Nominating and Governance Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules. Each of the Nominating and Governance Committee, the Compensation and Stock Option Committee and the Audit Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Governance Committee and the Executive Committee are available on our website under Investor Relations at www.benihana.com.

The Board of Directors has approved a policy for stockholder communications whereby stockholders may contact the Board of Directors or any Committee or individual director through a telephone hotline. The toll free number for the hotline is set forth under Compliance and Ethics Hotline on our website at www.benihana.com. Stockholder communications received through the hotline are distributed to our Audit Committee, individual directors, group of directors or compliance officers as appropriate based on the content of the correspondence. Stockholders are also welcome to communicate directly with the Board of Directors at our Annual Meeting.

Audit Committee

For the fiscal year ended March 29, 2009, the Audit Committee consisted of Norman Becker (the Chairman), Lewis Jaffe and Robert B. Sturges, all of whom had been determined by the Board of Directors to be “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934. Effective May 26, 2009, Robert B. Sturges resigned from the Board of Directors. J. Ronald Castell subsequently replaced Mr. Sturges on the Audit Committee and has been determined by the Board of Directors to be “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has determined that Mr. Becker qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements, (ii) review and monitor the performance and independence of our independent auditors and the performance of the internal auditing department, (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department and the Board of Directors and (iv) appoint, evaluate, compensate and where appropriate, terminate and replace our independent auditors. Such responsibilities may not be delegated by the Audit Committee. The Audit Committee held four meetings during the fiscal year ended March 29, 2009.

Compensation and Stock Option Committee

We have a Compensation and Stock Option Committee, which was composed of John E. Abdo (the Chairman), Norman Becker and J. Ronald Castell during the fiscal year ended March 29, 2009. The Compensation and Stock Option Committee Charter provides that the Committee is responsible for (i) discharging the Board of Director’s responsibilities relating to compensation of our executives, (ii) the administration of our equity-based compensation plans and (iii) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations. During fiscal year 2009, the Compensation and Stock Option Committee met seven times to make recommendations concerning salary and bonus for our executive officers for fiscal year 2009 and to make recommendations as to the grant of equity awards to such executive officers. Further information relating to our processes and procedures for the consideration and determination of executive officer and director compensation is set forth under the caption “Compensation Discussion and Analysis.”

Nominating and Governance Committee

During the fiscal year ended March 29, 2009, the Nominating and Governance Committee was composed of Robert B. Sturges (the Chairman), Norman Becker, Lewis Jaffe and Joseph J. West. Effective May 26, 2009, Robert B. Sturges resigned from the Board of Directors. John E. Abdo subsequently replaced Robert B. Sturges as Chairman of the Nominating and Governance Committee. The Committee’s responsibilities include (i) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors and recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) overseeing evaluation of the Board of Directors, (iii) reviewing and assessing compensation paid to members of the Board of Directors and its committees, (iv) preparing, reviewing and recommending to the Board of Directors our corporate governance guidelines and (v) advising the Board of Directors on matters of our organizational and governance structure. Five meetings of this Committee were held during fiscal year 2009.

The Nominating and Governance Committee reviews, following the end of our fiscal year, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating and Governance Committee thinks it is in our best interest to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholders meetings, the Nominating and Governance Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. The Nominating and Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidate will be interviewed by at least one member of the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Although the Nominating and Governance Committee will consider nominees recommended by stockholders, the Nominating and Governance Committee believes that the process it utilizes to identify and evaluate nominees for director produces nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. The Board of Directors does not believe that it is necessary for us to have a policy regarding the consideration of candidates recommended by stockholders as any interested person may make such recommendations and all recommended candidates will be considered using the criteria set forth in our guidelines. The Nominating and Governance Committee will consider written proposals from stockholders for nominees for director for our 2010 annual meeting of stockholders. Any such nominations should be submitted to the Nominating and Governance Committee c/o our Secretary and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock and Class A common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualifications of the nominee. Any such nominations must be submitted in the time frame described in our By-Laws and under the caption, “Annual Meeting Information—What are the deadlines for stockholder proposals for next year’s Annual Meeting?” described above.

The Nominating and Governance Committee will consider, among other factors, the following to evaluate Committee and stockholder recommended nominees: the Board of Directors’ current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations, including seeking to insure that at least a majority of the directors are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and that members of our Audit Committee meet the financial literacy and sophistication requirements under the Nasdaq Stock Market Rules, and our policies or procedures and the general qualifications of potential nominees, including, but not limited to personal integrity; loyalty to us and concern for our success and welfare; experience at strategy and policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting us; an ability to work effectively with others; sufficient time to devote to us; and freedom from conflicts of interest.

Executive Committee

During the fiscal year ended March 29, 2009, the Executive Committee was composed of Joel A. Schwartz, John E. Abdo and Robert B. Sturges. Effective February 9, 2009, Mr. Schwartz resigned from his positions as director, Chairman and Chief Executive Officer. Richard C. Stockinger subsequently replaced Mr. Schwartz on the Executive Committee. Effective May 26, 2009, Mr. Sturges resigned from the Board of Directors. Darwin C. Dornbush subsequently replaced Mr. Sturges on the Executive Committee.

The Committee’s responsibilities include taking all actions the Board of Directors could take under Delaware law and the Certificate of Incorporation and our By-Laws except certain actions enumerated in the Executive Committee Charter. The Executive Committee met three times during fiscal year 2009.

AUDIT COMMITTEE REPORT

For fiscal year ended March 29, 2009, the Audit Committee consisted of Norman Becker (the Chairman), Lewis Jaffe and Robert B. Sturges, all of whom were determined by the Board of Directors to be “independent” as defined in Rule 5605(a)(2) of the Nasdaq Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the Company’s website under Investor Relations at www.benihana.com.

Pursuant to its charter, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm (“independent auditors”). Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and for issuing a report on those consolidated financial statements. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with the Company’s management and Deloitte & Touche LLP, its independent auditors. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP matters required to be discussed by PCAOB Standard AU 380 (“Communication with Audit Committees”) and Statement of Auditing Standards (“SAS”) No. 114 (“The Auditor’s Communication with Those Charged with Governance”), which supersedes SAS No. 61 (“Communication with Audit Committees”). Deloitte & Touche LLP also provided the Committee with the written disclosures required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with Deloitte & Touche LLP the independence of the Committee.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, which recommendation has been adopted by the Board of Directors, that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 29, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee
Norman Becker, Chairman
J. Ronald Castell
Lewis Jaffe

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Stock Option Committee served as an officer or employee of ours or, except for John E. Abdo, had any relationship with us requiring disclosure under the heading “Certain Relationships and Related Transactions.”

DIRECTORS’ COMPENSATION

The table below summarizes the compensation earned by each director who was not a named executive officer for the fiscal year ended March 29, 2009. The related discussion that follows relates to directors who were not a named executive officers in the fiscal year ended March 29, 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
John E. Abdo	$34,500	$54,630	$—	$89,130
Norman Becker	46,000	54,630	—	100,630
J. Ronald Castell (3)	30,250	54,630	23,100	107,980
Darwin C. Dornbush (4)	—	24,550	124,141	148,691
Lewis Jaffe	31,750	54,630	—	86,380
Robert B. Sturges (5)	41,000	54,630	—	95,630
Joseph J. West	29,000	54,630	—	83,630

(1)
Represents the amount of compensation cost recognized by us for the fiscal year ended March 29, 2009 related to stock option awards granted in fiscal year 2009 and prior fiscal years, as described in SFAS 123R. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the directors. The grant date fair value of option awards granted during fiscal year 2009 to Mr. Dornbush was $3.04 per share, and to all other directors who were not named executive officers was $1.26 per share. For a discussion of valuation assumptions, see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2009.

(2)
The number of option awards outstanding for each director as of March 29, 2009 is as follows: Mr. Abdo – 146,750 shares, Mr. Becker – 120,875 shares, Mr. Castell – 50,000 shares, Mr. Dornbush – 30,000 shares, Mr. Jaffe – 65,000 shares, Mr. Sturges – 65,000 shares and Mr. West – 50,000 shares.

(3)
During fiscal year 2009, Mr. Castell provided certain marketing consulting services to us for which he earned approximately $23,000 in consulting fees. Such amount is included under the caption “All Other Compensation.”

(4)
During fiscal year 2009, Mr. Dornbush was employed by us to provide certain management advisory services and such employment continued for the remainder of fiscal year 2009 after his election as a director and Chairman of the Board of Directors on February 9, 2009. Accordingly, compensation paid to Mr. Dornbush represents compensation for his employment during fiscal year 2009, including $114,230 in salary paid to Mr. Dornbush and $9,911 paid by the Company with respect to disability insurance, included in the caption “All Other Compensation,” and an option award of 30,000 shares of Class A common stock granted on June 6, 2008, included under the caption “Option Awards.”

(5)	Effective May 26, 2009, Mr. Sturges resigned from the Board of Directors.

Director Fees

For the fiscal year ended March 29, 2009, we provided the following compensation to our non-employee directors: $15,000 per year for service as a director plus a fee of $1,500 for each board meeting attended in person or $750 for each meeting attended telephonically. Additionally, we provided compensation to non-employee directors of $1,500 for each committee meeting attended in person, $1,000 for attending in person committee meetings held on the same day as board meetings or $750 for each committee meeting attended telephonically. We provided compensation of $7,500 per year to the chairman of the Audit Committee and $2,500 per year to the chairman of each of the other Committees. We also provided compensation of $5,000 per year to our Independent Lead Director, who for fiscal year 2009 was Mr. Sturges. All non-employee directors and Mr. Dornbush are reimbursed for expenses incurred on our behalf. Since Mr. Dornbush is an employee, he does not receive director fees but is compensated as an employee. For fiscal year 2009, we paid approximately $124,000 in salary and other compensation to Mr. Dornbush as an employee. We anticipate continuation of Mr. Dornbush’s employment in fiscal year 2010 on similar terms.

Automatic Option Grants

Each non-employee director participates in the 2007 Equity Incentive Plan (“the equity plan”). Under the equity plan, options to purchase 10,000 shares of Class A common stock (as adjusted in the event of any changes in our outstanding stock; e.g., due to a stock dividend or merger) are automatically granted annually to each non-employee director on the date of our Annual Meeting. Options granted under the equity plan become exercisable ratably as to one-third of the shares underlying the option on each of the six-month, first and second year anniversaries of the grant date. All options granted under the equity plan have a term of ten years from the date of grant and have an exercise price equal to the fair market value of a share on the grant date, which is the average of the high and low price of the Class A common stock on the grant date. All options remain exercisable for a period of three months (other than if cessation of Board membership is due to death, in which case the options remain exercisable for a period of twelve months) or their stated term, if shorter, following the cessation of a non-employee director’s membership on our Board of Directors. Since Mr. Dornbush is an employee, he is not eligible for automatic option grants under the equity plan. Accordingly, the Compensation Committee will determine equity awards for Mr. Dornbush as and when it does so with regard to all other employees. During the fiscal year 2009, we granted Mr. Dornbush an option, with a term of seven years from the date of grant, to purchase 30,000 shares of Class A common stock at an exercise price of $8.46 per share, which becomes exercisable ratably as to one-third of the shares underlying the option on each of the first, second and third year anniversaries of the grant date.

Prior to the adoption of the equity plan, we granted options to our non-employee directors under our 2003 Directors’ Stock Option Plan and other prior plans. Following adoption of the equity plan, we ceased to grant stock options under the prior plans; however, all options previously granted under the prior plans and which remain outstanding continue to be governed by the terms of such plans. Under the prior plans, the exercise price of each stock option is the fair market value of the Class A common stock on the grant date, and upon termination of service as a non-employee director, such stock options remain exercisable for three months following such termination (or, if shorter, the remainder of the stock option term).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Stock Option Committee of our Board of Directors (the “Compensation Committee”) evaluates executive officer performance in light of our strategic objectives and establishes compensation levels based on such evaluation, including for the Chief Executive Officer, Richard C. Stockinger; the former Chief Executive Officer, Joel A. Schwartz; the President and Chief Operating Officer, Juan C. Garcia; the Executive Vice President - Operations, Taka Yoshimoto; and the Chief Financial Officer and Vice President – Finance, Jose I. Ortega (together, with Messrs. Stockinger, Schwartz, Garcia and Yoshimoto, the “named executive officers” or “executive officers”). The Compensation Committee also administers our 2007 Equity Incentive Plan (the “equity plan”) and approves performance targets for and payments to executive officers under our Executive Incentive Compensation Plan (the “cash incentive plan”).

Objectives of Compensation Program

The objectives of our compensation program are to attract and retain exceptional personnel. To accomplish these objectives, we seek to offer competitive compensation packages comprised of base salary, “at risk” incentive compensation based on achieving both individualized goals and Company-based performance targets and equity awards designed to align executive officer interests with those of our stockholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward named executive officers for advancing critical elements of our growth strategy: selectively pursuing restaurant growth, developing and maintaining strong restaurant unit economics (by sustaining sales growth and implementing cost controls at the individual unit level), continuing to build brand awareness and customer loyalty and providing strong management support to restaurant units. Executive officer contributions to these goals are measured at the individual and company levels.

Our compensation program rewards the accomplishment of short-term and long-term objectives. The Compensation Committee generally provides that a portion of each executive officer’s compensation is “at risk,” contingent upon accomplishment of Company-based performance targets and individualized goals, providing motivation to accomplish long-term objectives, and that another portion of such compensation has present value, that is, provides immediate reward and motivation to confront short-term challenges. The elements which are deemed to have present value are annual base salary and grants of restricted stock (although due to its vesting schedule and its potential increase in value, restricted stock, in part, also represents “at risk” compensation); the elements of compensation which are deemed “at risk” are cash incentive award payments and grants of stock options. The Compensation Committee has determined that the compensation of executive officers whose positions enable them to directly affect our overall performance and growth should include a significant portion of “at risk” compensation. The percentage of compensation “at risk” for the named executive officers (other than Mr. Stockinger) was between 23% and 41% for the fiscal year ending March 29, 2009. This percentage is equal to a fraction, the numerator of which is the maximum amount payable to the executive officer under the cash incentive plan plus the fair value of stock options, if any, granted to the executive officer under the equity plan and the denominator of which is the sum of the annual base salary, the maximum amount payable under the cash incentive plan and the fair value of all equity awards granted to the executive officer under the equity plan. Mr. Stockinger’s employment commenced too late in fiscal year 2009 to base any portion of his compensation for that fiscal year on accomplishing individualized goals or Company-based performance targets, but it is anticipated that the Compensation Committee will do so with regard to fiscal year 2010. The Compensation Committee does not consider our current compensation program to encourage unnecessary or excessive risk-taking and reviews the compensation program from time to time to determine if any such risk-taking may be so encouraged.

In order to maintain and improve the program and ensure that it effectively rewards our executive officers, from time to time the Compensation Committee may engage an outside compensation consultant. During fiscal year 2008, the Compensation Committee engaged a compensation consultant, Mercer (US) Inc., in order to assess compensation levels of the named executive officers for fiscal year 2009. The consultant reviewed statistical surveys of unspecified public and private companies in the hospitality, restaurant and service industries with annual revenues of approximately $275 million. In its report, the consultant noted that, in general, the levels of the named executive officers’ annual base salaries, total annual cash compensation and total aggregate annual compensation were at or below market when compared with the similarly situated public companies. The Compensation Committee considered this report, among other things, in determining the compensation levels for our executive officers for fiscal year 2009. The Compensation Committee also received recommendations from, and consulted with, the former Chief Executive Officer, who was most familiar with our day-to-day operations and the executive officers’ contributions thereto.

Elements of Our Compensation Program, Why We Chose Each Element and How it Relates to Our Objectives

The four elements of our compensation program are base salary, cash incentive awards under the cash incentive plan, equity grants under the equity plan and post-termination benefits. In aggregate, these elements balance short-term and long-term rewards, vested and unvested compensation and cash and equity-based payments. Annual base salary provides executive officers about a level of financial stability and serves as a reliable measure for attracting and retaining exceptional executive officers. Cash incentive awards under the cash incentive plan are designed to reward key employees, including the named executive officers, for achieving long-term individualized goals and Company-based performance targets. By providing a reward for accomplishment of individualized goals, our cash incentive awards help the executive officers focus on excelling in the performance of their specific responsibilities. By providing a reward for accomplishing Company-based performance targets, the cash incentive awards also align the employees’ interests with those of stockholders.

Because of their vesting schedules, equity grants are ideally suited for ensuring long-term retention of executive officers, thereby supporting our compensation program objective of retaining exceptional personnel. Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since the value of the grants is dependent on the value of our stock.

Post-termination benefits provide varying levels of security to executive officers and may be a critical inducement for exceptional personnel to come to, and to continue working with us. Such benefits enhance the overall value of a compensation package further contributing to executive retention.

How We Chose Amounts and Formulas for Each Element

Base Salary

The base salary of a named executive officer may be determined annually or may be set forth in the executive officer’s employment agreement. In either event, the base salary is generally subject to periodic increases determined by the Compensation Committee or, in some cases, consistent with increases in the cost of living. Factors which may be considered in determining base salaries include our accomplishments in the prior year, our objectives for the upcoming year, salary changes in prior years and the executive’s experience and responsibilities.

The $350,000 annual base salary for Mr. Stockinger was approved by the Compensation Committee and our Board of Directors in connection with the commencement of his employment on February 9, 2009. In approving such amount, the Compensation Committee considered, among other things, Mr. Stockinger’s prior compensation before his employment with us and his many years of restaurant industry experience. In addition, since the commencement of his employment, Mr. Stockinger has been paid a monthly allowance of $7,500, an amount determined to be sufficient reimbursement for the additional living expense incurred by Mr. Stockinger in the Miami area, where our executive offices are located, while he transitions his family and household from the New Jersey area. Mr. Stockinger is employed by us on an “at will” basis and is currently in negotiations with us with respect to a multi-year employment agreement.

For fiscal year 2009, the Compensation Committee approved increases in the annual base salary of each of Messrs. Schwartz, Garcia, Yoshimoto and Ortega of between approximately 8% and 11%. Such increases recognized and compensated these executive officers for the greater responsibilities assumed as we opened eight restaurant units in fiscal year 2008 and projected opening eleven more restaurant units in fiscal year 2009; increases in the cost of living; and generally low prior salary levels when compared to our peer companies, as indicated by the Mercer compensation report.

Upon Mr. Schwartz’s resignation as Chief Executive Officer and a director, we entered into an agreement with him to provide consulting services to us for a period of five years in exchange for annual payments of $17,200, based upon our anticipated requirement for Mr. Schwartz’s assistance approximately one day each month.

Cash Incentive Plan

For fiscal year 2009, the maximum cash incentive award opportunity for each named executive officer under the cash incentive plan (i.e., the maximum amount payable to the executive officer) was set at 50% of annual base salary for Mr. Schwartz, 45% for Mr. Garcia, 40% for Mr. Yoshimoto and 30% for Mr. Ortega. Because Mr. Stockinger’s employment commenced so late in fiscal year 2009, he was not eligible to participate in the cash incentive plan for fiscal year 2009. The Compensation Committee believes that directly relating the amount of potential cash incentive pay to the amount of annual base salary provides the named executive officers with appropriate motivation by ensuring that a material portion of total cash compensation is “at risk” and dependent on achievement of specific goals and targets. Furthermore, the proportion of total cash compensation “at risk” increases with the level of increased responsibility and greater ability to directly affect our overall performance and growth.

With respect to each named executive officer, 25% of the potential cash incentive award for fiscal year 2009 was based on fulfillment of criteria and goals, subjective in nature, which were specific to each executive officer’s operating responsibilities (referred to as individualized goals), including the following factors:

●	Mr. Schwartz: overall company leadership
●	Mr. Garcia: management team development, business plan completion and investor relations
●	Mr. Yoshimoto: expense control, quality control and successor planning (each, with respect to the Benihana teppanyaki restaurants)
●	Mr. Ortega: Audit Committee functioning, Sarbanes-Oxley Act compliance, budget plan development and investor relations

For Messrs. Schwartz, Garcia and Ortega, the remaining 75% of the potential cash incentive award for fiscal year 2009 was dependent on our achievement of targeted return on equity thresholds; for Mr. Yoshimoto, the remaining 75% was based on the attainment of targeted operating profit results with respect to our Benihana teppanyaki restaurants (with the targeted return on equity, collectively referred to as the Company-based performance targets). In each case, the Compensation Committee determines the Company-based performance targets at or prior to the start of the fiscal year. The Compensation Committee considers return on equity to be an optimal measure of company-wide performance because it is a commonly used measurement of effective capital allocation, which is of specific interest to a restaurant companies. The restaurant operating profit results of our Benihana teppanyaki restaurants are an optimal measure of performance with respect to Mr. Yoshimoto because they isolate the operations and performance of the units for which Mr. Yoshimoto is responsible and indicate the efficiency of his management.

For fiscal year 2009, the targeted return on equity was 7.1%; the Benihana restaurants’ targeted restaurant operating profit results were targeted at $37.5 million. If the actual results were at the levels indicated in the left-hand column below, the named executive officer would receive the percentage of the Company-based performance target indicated in the middle column below, which is equivalent to the percentage of the maximum cash incentive award indicated in the right-hand column below.

If actual results were…	…then the percentage of the Company-based performance target incentive award earned would be…	…then the percentage of the maximum cash incentive award earned would be…
100% or more but less than 105% of target	50.00%	37.50%
105% or more but less than 110% of target	60.00%	45.00%
110% or more but less than 115% of target	75.00%	56.25%
115% or more of target	100.00%	75.00%

The Compensation Committee has determined, based on our historical performance, the minimum Company-based performance targets were realistically attainable so as to be motivating, while the maximum performance targets were sufficiently aggressive so as to encourage optimal growth and innovation. No later than thirty days after our filing of our Annual Report on Form 10-K for the fiscal year, the Compensation Committee determines whether Company-based performance targets and individualized goals have been accomplished and approves payments under the cash incentive plan with respect to the applicable fiscal year.

The Compensation Committee has determined that, based on our financial results for fiscal year 2009, the Company-based performance targets established for fiscal year 2009 were not met (the Compensation Committee does not have discretion to make payments under the cash incentive plan when the Company-based performance targets are not achieved) and, in light of the prevailing macro-economic climate, none of the individualized goals established for fiscal year 2009 were met. Consequently, we did not make any payments under the cash incentive plan with respect to fiscal year 2009. While the Compensation Committee has the authority to approve discretionary bonus payments to its executive officers, it determined not to do so with respect to fiscal year 2009 as a result of the weakened performance throughout our restaurant units.

Mr. Garcia is also entitled under his employment agreement to receive a performance-based bonus (at the discretion of and as determined by the Compensation Committee and Chief Executive Officer) of up to 25% of his base salary at the end of each fiscal year. This additional cash incentive bonus opportunity was included in Mr. Garcia’s employment agreement so that a larger piece of his compensation as President and Chief Operating Officer would be based on individual and company-wide performance. In reviewing Mr. Garcia’s performance for fiscal year 2009, the Compensation Committee considered our actual results of operations as compared with our business plan as adopted by our Board of Directors, our restaurant development and our management retention. In light of our performance results and the prevailing macro-economic climate, no bonus was paid to Mr. Garcia with respect to fiscal year 2009.

Equity Plan

The equity plan permits alternative forms of equity grants, including grants of stock options subject to time-based vesting and restricted stock subject to time-based or performance-based vesting, affording the Compensation Committee flexibility in establishing appropriate compensation packages for employees. Furthermore, such alternative forms of equity grants allow us to adapt to the evolving, highly competitive market for executive talent so that we can continue to attract and retain employees and remain competitive within the restaurant industry.

The Compensation Committee determines the value of equity awards based upon the amount of total compensation considered necessary to retain the named executive officer, company performance and the performance of each named executive officer during the previous fiscal year, the impact of awards on our net income and the dilutive effect of awards on our outstanding shares. The Compensation Committee allocates equity awards representing a greater proportion of total compensation to those executive officers whose positions provide a greater ability to directly affect our overall performance and growth.

The Compensation Committee uses the Black-Scholes model to determine the fair value of equity grants, as discussed below under the heading “Tax and Accounting Considerations.” Consequently, the number of underlying shares of stock awarded to an executive officer will vary depending upon the stock price of our Class A common stock on the grant date, which is the date on which the Compensation Committee approves the award. The Compensation Committee does not have a policy permitting repricing of stock options or restricted stock awards. The Compensation Committee will meet to evaluate overall company performance and/or grant equity awards as close as possible to the end of our fiscal year. The share price or exercise price of an equity award is the average of the high and low price of our Class A common stock on the grant date (rather than its closing market price on such day) because we believe the former is the more accurate representation of the value of our stock on any given day.

Stock options and restricted stock issued by us are generally subject to time based vesting which requires that the executive officer be employed on the vesting date to realize any value from the award. The typical vesting schedule for such awards provides that one-third of the shares covered by the award vests upon each of the first, second and third anniversaries of the grant date. Such vesting periods are considered to be of long enough duration to give significant financial incentive to the executive officer to remain employed with us while being of short enough duration to allow realization of financial incentives.

Equity awards for the named executive officers for fiscal year 2008 under the equity plan consisted of two-thirds stock options and one-third restricted stock, based on the awards’ fair value. The Compensation Committee considered such allocation optimal to balance our interest in motivating our executive officers to increase our company value, which is supported by the award of stock options (which have no value unless and until the stock price exceeds the exercise price) and our interest in rewarding executive officers for prior performance through restricted stock awards (which represent immediate value upon vesting, yet still retain their quality as a performance incentive since their value changes with the price of our stock).

The Compensation Committee did not approve the granting of any equity awards under the equity plan for fiscal year 2009 due to, among other things, the weakened performance throughout our restaurant units, the negative impact such awards would have had on our already-decreased net income and the enhanced dilutive effect such awards would have had on stockholders in light of the low price of our common stock in the prevailing market conditions.

Post-Termination and Other Benefits

Overall Philosophy

Our employment agreements with our named executive officers (other than Mr. Stockinger whose employment agreement is currently being negotiated) provide for payments in the event of certain terminations of employment, as discussed below under the heading “Post-Termination Benefits and Change in Control.” In general, the Compensation Committee considers post-termination benefits to be an important potential element of a competitive compensation package. In addition, the employment agreements of certain longstanding employees have, since 1997, contained severance and change in control benefits. The Compensation Committee believes that the elimination of these benefits would be an unwarranted material reduction in the total compensation of such executive officers.

We provide certain benefits to certain of our named executive officers with employment agreements following a termination of employment as a result of death or disability. The amount of such benefits is generally based on a multiple of the executive officer’s monthly base salary so that their value increases in proportion to salary increases. The Compensation Committee believes that these benefits enhance the executive officers’ performance by eliminating distractions relating to family welfare, thereby enabling the executive officers to focus upon execution of their daily job responsibilities. Messrs. Stockinger and Yoshimoto (whose contract expired on March 31, 2009 and which, as of this date, has not been replaced) are the only current named executive officers who do not have a written employment agreement with us as of this date.

Pursuant to the terms of their now terminated employment agreements, Messrs. Schwartz and Yoshimoto were eligible for severance payments (computed as a multiple of their base salaries) in connection with a termination of their employment by us without cause or by them with good reason, or with respect to Mr. Schwartz, our failure to renew or extend his employment agreement. In addition to alleviating concerns about job security and family welfare, we considered these severance benefits as substitute retirement benefits, since we did not maintain a retirement plan exclusively for our executive officers. As discussed below under the heading “Post-Termination Benefits and Change in Control,” Mr. Schwartz resigned as our Chief Executive Officer as of February 9, 2009, his resignation being treated as a “without cause” termination of his employment agreement.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the income tax deductibility of compensation (other than qualified performance-based compensation) in excess of $1 million paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Compensation Committee considers the impact of this deductibility limitation on its compensation program; however, in certain cases, the Compensation Committee may determine that our interest in providing necessary compensation may outweigh interest in tax deductibility.

Current accounting rules, including Financial Accounting Standards Board Statement on Financial Accounting Standards No. 123R (“SFAS 123R”), “Share-Based Payment,” require us to record, as an expense, the estimated fair market value of stock option and restricted stock grants, which reduces our reported profits. The Compensation Committee considers such impact of this expense when determining the types and values of equity awards to be granted to employees, including named executive officers.

We use the Black-Scholes model to determine the fair value of equity grants, which ensures that the amount of compensation accrued annually by us in connection with our stock option grants may be more simply compared year to year since the Black-Scholes model is the same methodology used to determine our compensation expense under SFAS 123R.

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee has reviewed and discussed with management the compensation discussion and analysis included in this proxy statement relating to the Annual Meeting of Stockholders for the fiscal year ended March 29, 2009 (the “Proxy Statement”), filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, the Compensation and Stock Option Committee recommended to the Board of Directors that the compensation discussion and analysis referred to above be included in the Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

Compensation and Stock Option Committee

John E. Abdo, Chairman
Norman Becker
J. Ronald Castell

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for our current and former Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers (collectively, the “named executive officers” or “executive officers”) for the fiscal year ended March 29, 2009 and for the preceding two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Richard C. Stockinger, Chief Executive Officer (3)	2009	$47,100	$—	$29,500	$—	$59,462	$136,062
	2008	—	—	18,500	—	13,750	32,250
	2007	—	—	—	—	—	—

Joel A. Schwartz, Former Chairman and Chief Executive Officer (4)	2009	346,200	118,500	267,500	—	6,110	738,310
	2008	360,420	1,500	3,500	45,053	7,910	418,383
	2007	355,377	—	—	45,793	7,148	408,318

Juan C. Garcia, President and Chief Operating Officer	2009	271,000	23,500	53,300	—	4,400	352,200
	2008	234,615	900	2,100	28,125	4,100	269,840
	2007	177,500	—	—	24,062	4,580	206,142

Taka Yoshimoto, Executive Vice President — Operations	2009	232,000	9,300	21,200	—	3,800	266,300
	2008	211,088	400	800	16,676	4,286	233,250
	2007	201,019	—	—	14,819	4,188	220,026

Jose I. Ortega, Vice President — Finance and Chief Financial Officer	2009	193,800	8,300	18,600	—	3,800	224,500
	2008	185,000	300	700	13,875	4,289	204,164
	2007	158,950	—	—	20,945	4,481	184,376

(1)
Represents the amount of compensation cost recognized by us for fiscal years 2009 through 2007 related to stock and option awards granted in each such year and prior fiscal years, as described in SFAS 123R. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the named executive officers. For a discussion of valuation assumptions, see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009. With respect to Mr. Schwartz, compensation cost for fiscal year 2009 includes approximately $300,000 in compensation expense recognized as a result of the accelerated vesting of stock option and restricted stock awards granted under the 2007 Equity Incentive Plan in connection with Mr. Schwartz’s resignation as Chairman and Chief Executive Officer effective February 9, 2009.

(2)
“All Other Compensation” includes company-paid group term life insurance and automobile allowance for each named executive officer, except for Mr. Stockinger who did not receive an automobile allowance.

(3)
Mr. Stockinger was elected Chief Executive Officer effective February 9, 2009 and served as a director for the entirety of fiscal year 2009 and in fiscal year 2008 commencing with his election to the Board of Directors on November 2, 2007. All information concerning compensation for Mr. Stockinger for fiscal year 2009 reflects compensation earned for the entirety of such year, including compensation earned in his position as Chief Executive Officer and the following amounts earned in connection with his services as a director: (i) $26,000 in fees earned or paid in cash, included under the caption “All Other Compensation” and (ii) $29,500 under the caption “Option Awards” relating to his automatic director grant. “All Other Compensation” for fiscal year 2009 also includes a signing bonus equal to two weeks’ base salary, $12,500 in fees earned for certain consulting services and all perquisites, including a monthly allowance of $7,500, which we commenced paying upon Mr. Stockinger’s election as Chief Executive Officer. For fiscal year 2008, Mr. Stockinger’s compensation was comprised of board-related fees earned or paid in cash, included under the caption “All Other Compensation” and options automatically granted as a director, included under the caption “Option Awards.”

(4)
Mr. Schwartz resigned from his positions as our director, Chairman and Chief Executive Officer effective February 9, 2009 and continues to provide services to us as a consultant. All information concerning compensation for Mr. Schwartz reflects compensation earned for the entirety of fiscal year 2009, including compensation earned in his position as Chief Executive Officer and, as included under the caption “All Other Compensation,” and approximately $2,000 earned in connection with his services as a consultant. The agreement pursuant to which Mr. Schwartz was engaged as a consultant is discussed under the heading “Narrative Addendum to the Summary Compensation Table” and “Grants of Plan-Based Awards Table.” Pursuant to his employment agreement with us, he will be paid a total severance payment of approximately $900,000 payable in August 2009 and a retirement benefit of $2.0 million payable over 5 years commencing in August 2009, in connection with his resignation as further discussed under the heading “Post-Termination Benefits and Change in Control.” In addition, in accordance with his employment agreement, for the remainder of fiscal year 2009, we paid approximately $5,000 for continued group medical and dental insurance coverage and shall continue to provide such coverage for a period of three years following his resignation. The amount relating to such coverage is included under the caption “All Other Compensation.”

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain additional information regarding the range of possible payments pursuant to grants of plan-based awards to our named executive officers under our Executive Incentive Compensation Plan (“the cash incentive plan”) and actual grants of equity awards issued under the equity plan for the fiscal year ended March 29, 2009. Any payments under the cash incentive plan for fiscal year 2009 are disclosed as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

Under our cash incentive plan, each named executive officer is eligible to earn a cash incentive award, the maximum amount of which is set as a percentage of the executive officer’s annual base salary, which for fiscal year 2009 was set at 50% of annual base salary for Mr. Schwartz, 45% for Mr. Garcia, 40% for Mr. Yoshimoto and 30% for Mr. Ortega. Mr. Stockinger was not eligible to participate under the incentive plan for fiscal year 2009. Entitlement to 75% of the award is based on exceeding certain Company-based performance targets, while entitlement to the remaining 25% is based on achieving individualized goals specific to the individual’s responsibilities.

Under our equity plan, the Compensation Committee determines the equity awards to be granted to each named executive officer based upon, among other things, the amount of total compensation (excluding post-termination benefits) considered necessary to retain the executive officer, company performance and the performance of the named executive officer during the prior year. The Compensation Committee determines the aggregate value in equity grants to be awarded to each executive officer; therefore, the number of shares and options awarded will vary depending upon the stock price of our Class A common stock on the grant date.

We did not make any payments under the cash incentive plan or make any grants under the equity plan to our named executive officers for fiscal year 2009.
				All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($/Share) (3)

	Estimated Future Pay- Outs Under Non-Equity Incentive Plan Awards (1)

Name	Threshold ($)	Maximum ($)	Grant Date
Richard C. Stockinger	$—	$—	10/23/2008	10,000	$2.61	$12,600
Joel A. Schwartz	75,000	200,000	—	—	—	—
Juan C. Garcia	45,731	121,950	—	—	—	—
Taka Yoshimoto	34,800	92,800	—	—	—	—
Jose I. Ortega	22,500	60,000	—	—	—	—

(1)
Because the component of cash awards based on individualized goals under the cash inventive plan is based on subjective criteria, we assume for purposes of this table that, at the “threshold” level, a named executive officer has not achieved any such goals and, at a “maximum” level, a named executive officer has achieved such goals. With respect to the Company-based performance component of cash awards under the cash incentive plan, the “threshold” and “maximum” levels are based on the minimum and maximum awards that might be awarded upon achievement of Company-based performance targets. Because the cash incentive plan provides for a range of payments between the “threshold” amount and the “maximum” amount, which is dependent upon achieving of various levels of Company-based performance targets and individualized goals, there is no “target” under our cash incentive plan and we have omitted the column providing such information.

(2)
The award to Mr. Stockinger consists of an option (granted to him as a non-employee director) to purchase Class A common stock that has a term of ten years and becomes exercisable as to approximately one-third of the shares covered by the award on each of the six-month, first and second year anniversaries of the grant date.

(3)
Represents the amount of compensation cost recognized by us for the fiscal year ended March 29, 2009 related to stock and awards granted in fiscal year 2009, as described in SFAS 123R. Accordingly, the dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized by the named executive officers. For a discussion of valuation assumptions, see Note 1 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2009.

Narrative Addendum to the “Summary Compensation Table” and “Grants of Plan-Based Awards Table”

Employment Agreements

We commenced Mr. Stockinger’s employment as Chief Executive Officer on February 9, 2009 on an “at will” basis at an annual base salary of $350,000. We also agreed to pay Mr. Stockinger a signing bonus equal to two weeks’ base salary and a monthly amount equal to $7,500 as reimbursement for additional living expenses incurred by Mr. Stockinger in the Miami area, where our executive offices are located, while he transitions his family and household from the New Jersey area. Mr. Stockinger will also be eligible to participate in the benefits programs which we generally make available to our senior executives.

On March 17, 2008, we entered into an amended and restated employment agreement with Mr. Schwartz, under which he continued to serve as Chief Executive Officer for an annual base salary of $400,000 for fiscal year 2009. Upon his resignation as Chairman and Chief Executive Officer on February 9, 2009, Mr. Schwartz’s employment agreement with us was terminated on a without cause basis, as further discussed under the heading “Post-Termination Benefits and Change in Control.” Furthermore, in connection with his resignation, we entered into an agreement with Mr. Schwartz providing, among other things, for accelerated vesting of all options and restricted stock previously granted to Mr. Schwartz under the equity plan and for Mr. Schwartz to provide consulting services to us for a period of five years in exchange for annual payments of $17,200.

We entered into an employment agreement with Mr. Garcia on June 18, 2009, effective as of April 2, 2007, the date on which Mr. Garcia was promoted to serve as President and Chief Operating Officer. The employment agreement provides for Mr. Garcia to serve in both positions through March 31, 2010 and entitles him to a performance-based bonus of up to 25% of his annual base salary, as determined by the Compensation Committee and Chief Executive Officer, as discussed above under the heading “Cash Incentive Plan.” On March 31, 2008, we amended and restated Mr. Garcia’s employment agreement to provide for an annual base salary of $271,000 for fiscal year 2009 and to conform to the requirements of Section 409A of the Internal Revenue Code.

We entered into an employment agreement with Mr. Yoshimoto on April 1, 2006, to continue to serve as Executive Vice President — Operations through March 31, 2009. On March 31, 2008, we amended and restated Mr. Yoshimoto’s employment agreement to provide for an annual base salary of $232,088 for fiscal year 2009, to require execution and delivery by Mr. Yoshimoto of a general release prior to receiving any benefits resulting from termination of his employment due to a change in control or his disability and to conform to the requirements of Section 409A of the Internal Revenue Code. Our employment agreement with Mr. Yoshimoto expired on March 31, 2009 in accordance with its terms and, as of this date, has not been replaced.

We entered into an employment agreement with Mr. Ortega on August 28, 2006, in connection with Mr. Ortega’s promotion to serve as Vice President — Finance and Chief Financial Officer through August 31, 2009. On March 31, 2008, we amended and restated Mr. Ortega’s employment agreement to provide for an annual base salary of $200,000 for fiscal year 2009 and to conform to the requirements of Section 409A of the Internal Revenue Code.

Under their employment agreements, the named executive officers are entitled to participate in the cash incentive plan (which provides cash bonuses based on performance) and the equity plan (which awards stock and options), in each case as determined by the Compensation Committee (as each such plan is described under the heading “Grants of Plan-Based Awards Table”). Additionally, each named executive officer is eligible to participate in the health, insurance and other benefit plans generally available to our executive officers and each such officer with an employment agreement is entitled to receive an automobile expense allowance of $300 per month. The named executive officers with whom we have employment agreements are eligible for severance payments upon certain events of termination of their employment, as discussed under the heading “Post-Termination Benefits and Change in Control.”

Equity Plan

The long-term incentive compensation plan pursuant to which we presently grant equity awards is the 2007 Equity Incentive Plan (the “equity plan”). Pursuant to the equity plan, employees, including the named executive officers, may be granted stock options, stock awards, stock appreciation rights and stock equivalent units (the “awards”). The exercise price of each option, including each incentive stock option as defined by Section 422 of the Internal Revenue Code, awarded under the equity plan is the fair market value, which is the average of the high and low price of the Class A common stock on the grant date. In fiscal year 2009, we did not grant any awards, except for option grants to Darwin C. Dornbush and our non-employee directors. All of our employees and our subsidiaries’ employees and our non-employee directors are eligible to receive awards under the equity plan. The equity plan provides that the Compensation Committee may determine which employees are granted awards and the number of shares subject to each award. The non-employee directors are eligible for automatic grants of options, as discussed under the heading “Director Compensation.”

Upon termination of employment, then exercisable options granted to an employee remain exercisable for three months following termination or, if such termination resulted from death, disability or retirement (as defined under the equity plan), for one year following termination (or, in any case, if shorter, the remainder of the option term), provided that a terminated employee who continues to provide services as a non-employee director or consultant will be deemed an employee for the period of such services or consultancy (for this purpose, with respect to non-incentive stock options only). Upon termination of employment, stock awards granted to an employee as to which the time-based or performance conditions have not been satisfied or waived are forfeited.

Prior to the adoption of the equity plan, we granted options to our employees under the 2000 Employees Class A Common Stock Option Plan and other prior plans. Following adoption of the equity plan, we ceased to award options under the prior plans; however all options previously awarded under the prior plans and which remain outstanding continue to be governed by the terms of such plans. Under the prior plans, the exercise price of each option is the fair market value of the Class A common stock on the grant date, and upon termination of employment then exercisable options remain exercisable for three months following termination (or, if shorter, the remainder of the option term).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth information regarding outstanding options and restricted stock awards held by each of our named executive officers as of March 29, 2009.

	Options Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Richard C. Stockinger	11/2/2007	6,667	3,333	$16.3600	11/2/2017	—	$—
	10/23/2008	—	10,000	2.6050	10/23/2018
Joel A. Schwartz (4)	5/7/1999	57,500	—	6.5942	5/7/2009	—	—
	5/7/1999	28,750	—	6.6209	5/7/2009
	9/1/1999	40,250	—	8.9855	5/9/2009
	9/1/1999	20,125	—	9.0122	5/9/2009
	5/12/2000	57,500	—	7.8261	5/9/2009
	5/12/2000	28,750	—	7.8528	5/9/2009
	4/24/2001	51,750	—	4.9623	5/9/2009
	4/24/2001	25,875	—	4.9890	5/9/2009
	6/7/2002	57,500	—	11.1884	5/9/2009
	6/7/2002	28,750	—	11.2151	5/9/2009
	3/17/2008	69,600	—	10.3500	3/17/2015
Juan C. Garcia	5/12/2000	34,500	—	7.8261	5/12/2010	4,533	12,420
	5/12/2000	17,250	—	7.8528	5/12/2010
	4/24/2001	28,750	—	4.9623	4/24/2011
	4/24/2001	14,375	—	4.9890	4/24/2011
	6/7/2002	34,500	—	11.1884	6/7/2012
	6/7/2002	17,250	—	11.2151	6/7/2012
	3/17/2008	13,700	27,400	10.3500	3/17/2015
Taka Yoshimoto	9/1/1999	23,000	—	8.9855	9/1/2009	1,800	4,932
	9/1/1999	11,500	—	9.0122	9/1/2009
	5/12/2000	46,000	—	7.8261	5/12/2010
	5/12/2000	23,000	—	7.8528	5/12/2010
	6/7/2002	46,000	—	11.1884	6/7/2012
	6/7/2002	23,000	—	11.2151	6/7/2012
	3/17/2008	5,433	10,867	10.3500	3/17/2015
Jose I. Ortega	3/17/2008	4,767	9,533	10.3500	3/17/2015	1,600	4,384

(1)
Each such option (except relating to Mr. Stockinger) becomes exercisable as to approximately one-third of the shares covered by the award on each of the first three anniversaries of the grant date. The option relating to Mr. Stockinger (granted to him as a non-employee director) becomes exercisable as to approximately one-third of the shares covered by the award on each of the six-month, first and second year anniversaries of the grant date.

(2)	Each such stock award is subject to a risk of forfeiture which lapses as to approximately one-third of the shares covered by the award on each of the first three anniversaries of the grant date.

(3)
The market value is based on a price of $2.74 per share, which was the closing price of one share of our Class A common stock on the Nasdaq Stock Market on the last business day of the fiscal year ended March 29, 2009.

(4)
As a result of Mr. Schwartz’s resignation as Chief Executive Officer on February 9, 2009, all stock options granted to him (other than the stock option under the equity plan granted on March 17, 2008) were terminated on May 9, 2009, or earlier, in accordance with the applicable stock option plan under which such options were granted. In connection with Mr. Schwartz’s resignation, the Compensation Committee approved acceleration of the vesting of all equity awards granted to Mr. Schwartz under the equity plan. In accordance with the terms of the equity plan, all non-incentive stock options awarded to Mr. Schwartz under the equity plan will remain exercisable for the duration of his post-employment consultancy.

OPTION EXERCISES AND STOCK VESTED TABLE

There were no stock option exercises by any of our named executive officers during the fiscal year ended March 29, 2009.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the executive officer contributions, earnings and account balances during fiscal year 2009 for the named executive officers who participated in our deferred compensation plan. The deferred compensation plan allows key employees, including the named executive officers, to defer up to 20% of their annual base salary and up to 100% of their annual bonuses until termination of employment or age 55, whichever is later, or if earlier, their disability (as defined in the deferred compensation plan) or death. Participants’ obligation to pay federal or state income tax on contributions to the plan is deferred until withdrawal of such amounts. We do not match any of the amounts deferred by participants in the deferred compensation plan.

Employees who participate in the deferred compensation plan may, at their option, invest deferred monies in a range of investment vehicles, including money markets, bonds and mutual funds. Over the last three years, these investments have yielded less than 5% per annum.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard C. Stockinger	$—	$—	$—	$—
Joel A. Schwartz (2)	20,500	(91,972)	—	247,424
Juan C. Garcia	—	—	—	—
Taka Yoshimoto	—	—	—	—
Jose I. Ortega	—	—	—	—

(1)	The amounts set forth in this column have also been reported as “Salary” in the Summary Compensation Table above.

(2)	As of March 29, 2009, Mr. Schwartz had not withdrawn any amounts from the plan as a result of his termination of employment.

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL

In connection with his resignation on February 9, 2009, Mr. Schwartz will be paid, as provided under his employment agreement with us, a severance payment of approximately $900,000 (which is equal to his annual base salary in effect at the time of his resignation multiplied by the number of years remaining under his employment agreement), and a retirement benefit of $2.0 million (which is equal to five times such annual base salary). Consistent with the requirements of Section 409A of the Internal Revenue Code, the severance payment will be paid in a lump sum six months after Mr. Schwartz’s resignation and the retirement benefit will be paid in sixty equal monthly installments and the first six such installments will not be paid until six months after Mr. Schwartz’s resignation. As further provided under Mr. Schwartz’s employment agreement, for a period of three years following his resignation, we will provide Mr. Schwartz and his wife with continued group medical and dental insurance coverage or payments in lieu thereof. Mr. Schwartz’s right to receive any payments under his employment agreement was conditioned upon his execution of a general release; subsequent to his resignation, Mr. Schwartz satisfied such condition in accordance with his employment agreement. In accordance with his employment agreement, Mr. Schwartz is prohibited from (i) competing with our business in the United States (or any other area in which we conduct substantial business operations) or (ii) soliciting, directly or indirectly, any of our employees, customers or accounts, until our obligations to make payments under his employment agreement ceases.

In the event of the death or disability of any of Messrs. Ortega, Garcia and Yoshimoto, our employment agreements with each such named executive officer provides that we shall pay such person, his designee or his beneficiary his monthly base salary in effect at the time of such event for a period of three months.

In addition to the foregoing, our employment agreement with Mr. Yoshimoto, which expired as of March 31, 2009, provided that if he was terminated without cause or Mr. Yoshimoto resigned after a change in control, he would be entitled to receive his annual base salary multiplied by the number of years remaining under his employment agreement. Mr. Yoshimoto’s right to receive any payment in connection with termination of his employment due to a change in control or his disability was conditioned upon his execution of a general release. In the event Mr. Yoshimoto’s employment had been terminated, unless such termination was a result of our breach of the employment agreement, Mr. Yoshimoto would be prohibited from engaging, directly or indirectly in any business activity within the United States which competes with our business.

Set forth in the table below are reasonable estimates of the potential amounts payable to a named executive officer (other than Mr. Schwartz) assuming his employment was terminated by us without cause, in connection with a change in control or as a result of the executive officer’s disability or death, in each case, based on a termination date of March 29, 2009. The table below sets forth amounts payable to Mr. Schwartz in connection with his resignation on February 9, 2009.

Name	Termination Without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Richard C. Stockinger	$—	$—	$—	$—
Joel A. Schwartz	2,900,000	—	—	—
Juan C. Garcia	—	—	68,000	68,000
Taka Yoshimoto	—	—	58,000	58,000
Jose I. Ortega	—	—	50,000	50,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Benihana of Tokyo, Inc. (“BOT”) owns shares representing approximately 29.8% of the votes represented by our common stock, which class elects two-thirds of our directors. The stock of BOT is owned by a trust, of which Kevin Y. Aoki (a former Company director and former Vice President – Marketing) and Grace Aoki and Kyle Aoki (each a sibling of Kevin’s), and Kenneth Podziba are the trustees.

BOT owns a Benihana restaurant in Honolulu, Hawaii (the “Honolulu Restaurant”) and all rights to the Benihana name and trade names, service marks and proprietary systems outside the area we serve (we serve the United States except, as described below, with respect to Hawaii) and Central and South America and the islands of the Caribbean Sea. We granted to BOT a perpetual license to operate the Honolulu Restaurant and an exclusive license to own and operate Benihana restaurants in Hawaii. This license is royalty-free with respect to any Hawaiian restaurant beneficially owned by BOT or its affiliates and bears a royalty of 6% of gross revenues in the event the restaurants are transferred to an unaffiliated third party.

We sold an aggregate 0.8 million shares of our Series B convertible preferred stock to BFC Financial Corporation (“BFC”), a diversified holding company with operations in banking, real estate and other industries for $20 million. The sale of Series B convertible preferred stock was completed in two tranches during fiscal years 2005 and 2006. The sale of Series B convertible preferred stock resulted in net aggregate proceeds of $19.2 million ($9.3 million in fiscal year 2005 and $9.9 million in fiscal year 2006). BFC receives quarterly dividends at an annual rate equal to $1.25 per share of Series B convertible preferred stock. John E. Abdo, a director of ours, is a director and Vice Chairman of the Board of BFC and is a significant shareholder of BFC. Alan B. Levan, who became a director of ours after the end of fiscal year 2009, is Chairman, Chief Executive Officer and President, as well as a significant shareholder, of BFC.

In October 2007, we entered into a lease for a Benihana restaurant to be located in Orlando, FL, with an annual rent of approximately $140,000 and a base term of 20 years. The landlord is Bluegreen Vacations Unlimited, Inc., a subsidiary of Bluegreen Corporation. Three directors of ours, John E. Abdo, Alan B. Levan and Norman Becker, are also directors of Bluegreen Corporation. As of April 2, 2009, BFC and Messrs. Abdo and Levan were each deemed to beneficially own 9.6 million shares of common stock of Bluegreen Corporation (approximately 29.0% of the total outstanding shares).

Darwin C. Dornbush, our Secretary and Chairman of the Board of Directors, is a partner in Dornbush Schaeffer Strongin & Venaglia, LLP, a law firm. In fiscal years 2009, 2008 and 2007, we incurred approximately $900,000, $900,000 and $800,000, respectively, in legal fees and expenses to Dornbush Schaeffer Strongin & Venaglia, LLP. In addition, we have paid Mr. Dornbush approximately $150,000 in salary and benefits since the beginning of fiscal year 2009 in exchange for certain consulting services.

Pursuant to its written charter, the Audit Committee reviews and pre-approves all “related party transactions” as such transactions are defined by Item 404 of Regulation S-K of the Securities Act of 1933. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and persons, and are required to notify us of any changes in that information. These questionnaires are reviewed by our Chief Financial Officer and, as appropriate, our outside counsel.

Director Independence

Our Board of Directors has determined that the following directors, for the fiscal year ended March 29, 2009, are independent as defined in Rule 5605 (a)(2) of the Nasdaq Stock Market Rules: John E. Abdo, Norman Becker, J. Ronald Castell, Lewis Jaffe, Robert B. Sturges and Joseph J. West. In determining the independence of Mr. Castell, our Board of Directors considered amounts paid to him during fiscal years 2009 and 2008 for providing us with certain consulting and marketing services, as discussed above in a footnote to the “Directors’ Compensation” table, and determined that such amount was de minimis and would not interfere with his exercise of independent judgment in carrying out his responsibilities as our director.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 2007 EQUITY INCENTIVE PLAN

The Board of Directors has adopted and recommends our stockholders adopt an amendment to our 2007 Equity Incentive Plan (the “equity plan”) (i) to increase the number of authorized shares of our Class A common stock (each, a “Share”) available for issuance under the equity plan by 2,000,000 Shares to an aggregate of 2,750,000 Shares, (ii) to increase the number of Shares which may be issued under the equity plan upon the exercise of incentive stock options by 1,450,000 Shares to an aggregate of 2,000,000 Shares and (iii) to increase the maximum number of Shares for which an employee of the Company may be granted equity awards under the equity plan during any calendar year by 550,000 Shares to 750,000 Shares (collectively, the “Plan Amendment”). On July 23, 2009, the Board of Directors approved the Plan Amendment, subject to adoption by our stockholders. Other than as set forth in the Plan Amendment, the equity plan will remain unchanged.

As of July 2, 2009, equity awards relating to a total of 439,300 Shares were outstanding or reserved for issuance under the equity plan, and a total of 310,700 Shares remained available for issuance (of which 60,000 Shares will be automatically granted to our non-employee directors upon conclusion of the Annual Meeting). We believe that the approximately 250,000 shares that remain available for grant to our employees under the equity plan are not adequate. For example, we anticipate that as a result of our ongoing negotiations of a multi-year employment agreement with Richard C. Stockinger (our newly hired Chief Executive Officer), we will be granting a significant number of Shares to him under the equity plan as part of his compensation package. If the Plan Amendment is not approved by our stockholders, the limited number of Shares that remain available for grant under the equity plan (and the limited number of shares that may be granted under the equity plan to any employee during any calendar year) would substantially restrict our freedom and flexibility to design compensation packages (including the compensation package for Mr. Stockinger) necessary to attract and retain the best employees and best align the incentives granted to our employees with the interests of stockholders.

The Board of Directors has determined to seek an increase of 2,000,000 shares available for issuance under the equity plan, which the Board estimates will be sufficient to meet our requirements for three to four years. However, the rate at which awards are issued under the equity plan depends on many factors and may vary significantly from year to year (for example, no awards were granted under the equity plan to any of our named executive officers during our most recently completed fiscal year). Accordingly, no assurances can be given that the proposed increase in the aggregate number of shares that may be granted under the equity plan will be sufficient to meet our requirements for that period.

The following description of the equity plan, as amended by the Plan Amendment, is qualified in its entirety by reference to the equity plan, as amended by the Plan Amendment, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated by reference herein. Unless otherwise defined in this Proposal 2, capitalized terms used herein shall have the meaning ascribed to such terms in the equity plan.

Administration

The equity plan is administered by the Compensation and Stock Option Committee (the “Compensation Committee”) composed of three independent directors of the Board of Directors. Subject to the terms and conditions of the equity plan, the Compensation Committee is authorized to determine to whom among the eligible persons Awards shall be granted, the number of Shares covered by or associated with an Award, the terms of each Award, and whether any Option is intended to be an ISO or a NSO. In addition the Compensation Committee has authority to interpret and specify rules and regulations relating to the equity plan.

Eligibility

All of our employees and non-employee directors are eligible to participate in the equity plan. Currently we have six non-employee directors and approximately 5,700 employees. In making the determination as to employees to whom Awards shall be granted and as to the number of Shares to be covered by or associated with such Awards, the Compensation Committee takes into account the duties of the respective employees, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purpose of the equity plan.

Shares Available for Issuance

If the Plan Amendment is approved by our stockholders, the number of Shares with respect to which Awards may be granted under the equity plan will be 2,750,000 Shares and the number of Shares remaining available for grants under the equity plan will be 2,310,700 (of which 60,000 Shares will be automatically granted to non-employee directors upon conclusion of the Annual Meeting). The closing price of one share of Class A Common Stock, as listed on the Nasdaq Stock Market on July 17, 2009, was $7.49. The following Shares may also be used for issuance of Awards under the equity plan: (i) Shares which have been forfeited under a Stock Grant; and (ii) Shares which are allocable to the unexercised portion of an Option, SAR (other than a Tandem SAR) or Stock Unit issued under the equity plan which has expired or been terminated. Each Share associated with an Award will count as one Share against the total number of Shares available for issuance under the equity plan, provided that each Share associated with a Tandem SAR and the associated Option will only count as one Share against the total number of Shares available for issuance under the equity plan.

Per-Person Award Limitations

If the Plan Amendment is approved by our stockholders, the number of Shares with respect to which Awards may be granted to any employee of ours may not exceed 750,000 during any calendar year.

Types and Terms of Awards

The Compensation Committee is authorized to grant the following types of awards under the equity plan: Stock Options (“Options”), including Incentive Stock Options (“ISOs”) and Non-Incentive Stock Options (“NSOs”); Stock Appreciation Rights (“SARs”); Restricted Stock Grants (“Stock Grants”); and Stock Equivalent Units (“Stock Units”).

Options. The Compensation Committee is authorized to grant Options, including ISOs (which can result in potentially favorable income tax treatment to the option holder) and NSOs. The exercise price of an Option is determined by the Compensation Committee at the time of grant and may not be less than the fair market value of the Shares on the date the Option is granted. Options will vest (i.e., become first exercisable) in accordance with a schedule approved by the Compensation Committee and set forth in the Award agreement. The term of Options granted to employees may not exceed ten years. The exercise price of Options is payable in cash, in Shares or in a combination of the two, as set forth in the individual Award agreement.

Automatic Grant of Options to Non-Employee Directors. A grant of Options covering 10,000 Shares is automatically granted to each non-employee director annually on the date of the Company’s Annual Meeting of Stockholders. The option grant vests as to one-third of the Shares covered by the grant on each of the six month and the first and second annual anniversaries of the grant date. Each Option granted to a non-employee director has a term of ten years, has an exercise price equal to the fair market value of a Share on the date of grant and will remain exercisable for three months (or its stated term if shorter) following a director’s termination of service, except in the case of termination of service as a result of death, in which event the Option remains exercisable for 12 months (or its stated term, if shorter).

SARs. SARs grant the holder a right to receive an amount payable in cash or stock equal to the appreciation in price of our Shares over a specified time period. SARs may be granted alone or in tandem with Options. SARs will have a maximum term of ten years and an exercise price of not less than the fair market value of a Share on the date of the SAR grant. No dividends or dividend equivalents will be paid under SARs.

Stock Awards. Stock Awards are grants of restricted stock which vest upon the satisfaction of conditions, which may be based on performance factors or continued service for a specified period of time as determined by the Compensation Committee and set forth in an individual Award agreement. The individual Award agreement will also specify appropriate consideration for the Stock Award, and a Stock Award may be issued for no cash or a minimal cash consideration as required by applicable law.

Stock Units. Stock Units grant the recipient a right to receive an amount payable in cash or stock equal to the fair market value of our Shares on the settlement date subject to the satisfaction of performance-based conditions or continued service over a specified period of time as determined by the Compensation Committee and as set forth in the individual Award agreement. The term of Stock Units shall not exceed ten years. Stock Units will be structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). No dividends or dividend equivalents will be paid under Stock Units.

Post-Termination Treatment of Awards. Generally, unless otherwise determined by the Compensation Committee, in the event of a termination of an employee’s employment for any reason other than death, Disability or Retirement, Options and SARs, to the extent exercisable, will remain exercisable for three months from such date or until the expiration of the stated term of such Option, whichever period is shorter. The equity plan provides special rules for exercisability upon a termination of employment as a result of death, Disability or Retirement as defined in the equity plan. Unless otherwise provided by the Compensation Committee, in the event of termination of an employee’s employment for any reason, Stock Awards are forfeited on the date of termination of an employee’s employment to the extent the conditions applicable to such Award have not been satisfied. Subject to compliance with Section 409A of the Code, all Stock Units are to be settled within 2 ½ months after the settlement date set forth in such individual Award agreement. Additionally, all Awards terminate immediately upon termination of employment as a result of gross misconduct or upon a breach of a contractual or other obligation to the Company as established in the individual Award agreement.

Amendments, Adjustments & Termination. The Board of Directors may modify, amend or terminate the equity plan, so long as that action does not impair any participant’s rights under any outstanding Award without the consent of such affected participant. The Board of Directors may not amend the equity plan without the approval of the stockholders, to the extent such approval is required under applicable Nasdaq Stock Market and SEC rules. In the event of a change to the Company’s capitalization, the Compensation Committee has authority to make adjustments, in accordance with the terms of the equity plan, as appropriate. The equity plan terminates on September 17, 2017 unless earlier terminated by the Board of Directors. No Awards will be granted under the equity plan after termination, provided however, that the term and exercise of Awards granted before termination may extend beyond the termination date.

Future Plan Benefits

Subject to stockholder approval of the Plan Amendment, the following table sets forth, to the extent determinable, the benefits or amounts that will be received by or allocated to the listed individuals and groups for fiscal year 2010 pursuant to the terms of the equity plan. Other than as detailed below, grants under the equity plan are made at the discretion of the Compensation Committee, and it is not possible to determine the benefits or amounts that would be received in the future under the equity plan as a result of adoption of the Plan Amendment.

NEW PLAN BENEFITS
2007 Equity Incentive Plan

Name and Position	Dollar Value ($)(1)	Number of Units (#)(2)
Richard C. Stockinger, Chief Executive Officer (3)	$—	—
Joel A. Schwartz, Former Chief Executive Officer (4)	—	—
Juan C. Garcia, President and Chief Operating Officer	—	—
Taka Yoshimoto, Executive Vice President – Operations	—	—
Jose I. Ortega, Vice President – Finance and Chief Financial Officer	—	—
Executive Officer Group	—	—
Non-Executive Officer Director Group (5)	449,400	60,000
Non-Executive Officer Employee Group	—	—

(1)
The dollar value is determined by multiplying the number of Shares underlying Stock Awards and Options by the closing price of one share of our Class A Common Stock, as listed on the Nasdaq Stock Market on July 17, 2009, of $7.49.

(2)
Represents the Annual Automatic Option Grants to be made to non-employee directors in fiscal year 2010. All other grants under the equity plan are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable.

(3)
Negotiations for a multi-year employment agreement with our Chief Executive Officer have not concluded. The benefits and amounts relating to any equity awards that may be granted in connection therewith are not presently determinable.

(4)	Mr. Schwartz resigned as our Chairman and Chief Executive Officer effective February 9, 2009 and, as of such date, is no longer eligible to receive Awards under the equity plan.

(5)
Certain terms and conditions of the Options that would be granted to the non-employee directors are set forth below. The general terms and conditions applicable to such Options are set forth in our Form of Director Stock Option Agreement, included in our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on April 18, 2008.

Date of Grant: August 20, 2009
Number of Shares underlying Options: 60,000 (designated as Non-ISO)
Option Exercise Price Per Share: Fair Market Value per Share on August 20, 2009 Expiration Date: August 20, 2019
Market Value per option: $7.49 (based upon the closing price of one share of our Class A Common Stock, as listed on the Nasdaq Stock Market on July 17, 2009, of $7.49)
Vesting Schedule: vesting as to one-third of the Shares covered by the Option on each of the six month anniversary and the first and second annual anniversaries of the grant date
Per Share Consideration payable to the Company: n/a

In addition, the federal income tax consequences of the issuance and exercise of the directors and the Company are set forth in this Proposal 2.

Federal Income Tax Consequences

The following is a general explanation of the U.S. federal income tax consequences to awardees under the equity plan who are subject to tax in the United States of America. The following is intended for the general information of stockholders considering how to vote with respect to the Plan Amendment and not as tax guidance to participants in the equity plan. The following is not intended to be complete and does not take into account federal employment taxes or state, local or foreign tax implications. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. In addition, different tax rules may apply in light of variations in transactions that are permitted under the equity plan (such as payment of the exercise price by surrender of previously owned shares).

Incentive Stock Options. Subject to the limit with respect to the maximum Award that may be granted to any individual in any calendar year, an individual can receive an unlimited number of ISOs during any calendar year. However, the aggregate fair market value (determined at the time of option grant) of Shares with respect to which ISOs first become exercisable by an awardee during any calendar year (under all of the Company’s equity incentive plans) cannot exceed $100,000. ISO tax treatment is denied by the Code to any options in excess of that dollar limit.

The grant and exercise of an ISO will not result in income for the awardee or an income tax deduction for the Company. (However, the excess of fair market value of the Shares on the exercise date over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.) The sale or other taxable disposition of Shares acquired upon an ISO exercise will not result in ordinary income recognized by the awardee if the awardee (i) does not dispose of the Shares within two years from the date of option grant or within one year from the date of option exercise, and (ii) the awardee is an employee of the Company or one of its subsidiaries from the date of option grant and through the date which is three months before the exercise date (the “Holding Requirements”). If the Holding Requirements are met, gain realized on the sale or other taxable disposition of the Shares will be subject to tax as long-term capital gain and the Company would not be entitled to any income tax deduction.

If the awardee disposes of Shares acquired upon the ISO exercise without satisfaction of the Holding Requirements, the disposition will be a “disqualifying disposition” and the awardee will recognize at the time of such disposition (i) ordinary income to the extent of the difference between the exercise price and the lesser of (a) the fair market value of the Shares on the date of exercise or (b) the amount realized on such disposition and (ii) short-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the Shares on the date of exercise. Notwithstanding the foregoing, if the awardee dies prior to the option exercise but the awardee was an employee of the Company or one of its subsidiaries from the date of option grant and through the date which is three months before the date of death, then the Holding Requirements will not apply to a sale or other taxable disposition of the Shares by the estate of the awardee or by a person who acquired the option from the awardee by bequest or inheritance. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the awardee at the time such income is recognized.

Non-Incentive Stock Options. Subject to the limit with respect to the maximum Award that may be granted to any individual in any calendar year, there is no limit on the aggregate fair market value of stock covered by NSOs that may be granted to an awardee or on the aggregate fair market value of NSOs that first become exercisable in any calendar year. Generally, the awardee will not recognize income and no income tax deduction will be allowed to the Company upon the grant of an NSO. Upon the exercise of an NSO, the awardee will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares at the time of option exercise over the exercise price, and the Company generally will be entitled to an income tax deduction in the same amount. The Company will be required to ensure that any applicable withholding and payroll tax requirements are satisfied. Any difference between the higher of such fair market value or the option exercise price and the price at which the awardee sells the Shares will be taxable as short-term or long-term capital gain or loss.

Stock Appreciation Rights. An awardee should not be taxed at the time an SAR is granted nor should the Company receive an income tax deduction with respect thereto. Upon exercise of an SAR, the awardee will recognize ordinary income (treated as compensation) in an amount equal to the cash or the fair market value of the Shares received. The Company generally will be entitled to a corresponding income tax deduction at the time that the awardee recognizes the ordinary income. The Company will be required to ensure that any applicable withholding and payroll tax requirements are satisfied.

Stock Awards. An awardee receiving a Stock Award subject to time or performance-based vesting conditions will not recognize any income at the time of grant in the absence of a Section 83(b) election (described below). The awardee generally will recognize ordinary income at the time the vesting conditions expire, in an amount equal to the excess of the fair market value of the Shares on that date over the amount (if any) paid by the awardee for the Shares. For purposes of determining gain on a sale of the Shares, (i) the awardee’s tax basis in the Shares will be equal to the amount included in income upon the expiration of the vesting conditions plus the amount (if any) paid for the Shares, and (ii) the awardee’s holding period for the Shares will begin when the vesting conditions expire. Any sale or other disposition of the Shares will result in long-term or short-term capital gain. With respect to a Stock Award that is subject to time or performance-based vesting conditions, an awardee may be able to make an election under Section 83(b) of the Code to be taxed at the time of the Stock Award. In that event the awardee would recognize as ordinary income the excess of the fair market value of the Shares as of the date of grant over the amount (if any) paid by the awardee for the Shares and the awardee’s holding period would begin at the time of the Award. The Company generally will be entitled to a corresponding income tax deduction at the time ordinary income is recognized by the awardee. The Company will be required to ensure that any applicable withholding and payroll tax requirements are satisfied.

Stock Unit Awards. An awardee who is awarded Stock Units generally will not recognize any income, and the Company generally will not receive an income tax deduction, until the awardee receives the Shares or cash distributed pursuant to the Award, at which time the fair market value of the Shares or the amount of cash received generally will be ordinary income to the awardee. The Company generally will be entitled to a corresponding income tax deduction at the time that the awardee recognizes the ordinary income. The Company will be required to ensure that any applicable withholding and payroll tax requirements are satisfied.

Section 162(m) Limit. Under Section 162(m) of the Code, the Company is not entitled to an income tax deduction for compensation paid to any of the Company’s five most highly compensated executive officers that is in excess of $1 million per year, unless such compensation is “performance-based compensation.” The equity plan has been structured with the intent that Awards granted under the equity plan may meet the requirements for performance-based compensation under Section 162(m) of the Code, including compensation derived from the exercise of Options and SARs (if granted at a fair market value exercise price) and other Awards that are granted, vest or become exercisable upon the achievement of pre-established, objectively determinable targets based on performance criteria. Awards which satisfy these standards generally should be deductible as performance-based compensation and should not be subject to the limitation on deductibility under Section 162(m) of the Code.

Section 409A. Section 409A of the Code does not apply to ISOs, NSOs and SARs that are issued at fair market value (provided there is no deferral of income beyond the exercise or settlement date) or to Stock Awards. Section 409A of the Code may apply to Stock Unit Awards. However, Stock Unit Awards granted under the equity plan are intended to comply with Section 409A of the Code to the extent applicable.

Equity Compensation Plan Information

The following table sets forth information, as of July 2, 2009, with respect to our equity compensation plans under which our securities may be issued and does not include 9,533 non-vested Stock Awards granted under the equity plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,180,038	(2)	$10.31	310,700	(3)
Equity compensation plans not approved by security holders	8,625	(4)	5.23	—
Total	1,188,663	(5)	$10.28	310,700

(1)	As of March 29, 2009, the information relating to equity compensation plans approved by security holders disclosed under columns (a), (b) and (c) was (a) 1,601,738 (consisting of 398,604 shares of common stock and 1,211,759 of Class A common stock); (b) $9.64; and (c) 310,700, respectively.

(2)	Consists of 258,879 shares of common stock and 921,159 shares of Class A common stock, in each case, underlying outstanding options under the equity plan and prior equity incentive plans.

(3)
Consists of Class A common stock reserved for issuance under the equity plan (of which 60,000 Shares will be automatically granted to non-employee directors upon conclusion of the Annual Meeting) and does not reflect effectiveness of the Plan Amendment.

(4)	Consists of 2,875 shares of common stock and 5,750 shares of Class A common stock, in each case, underlying outstanding options under a stock option agreement with one of our directors.

(5)	At July 2, 2009, the aggregate weighted average remaining contracted life outstanding options is 4.9 years.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE
THIS AMENDMENT TO THE 2007 EQUITY INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;
ACCOUNTANT FIRM FEES AND SERVICES

The firm of Deloitte & Touche LLP, or its predecessor Touche Ross & Co., has audited the financial statements of the Company since its formation in 1982. The Board of Directors has appointed that firm as our independent registered public accounting firm for fiscal year 2010 and expects to continue that firm’s services in the future. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS RATIFY THE BOARD’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

The following table sets forth fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements included in our Annual Report on Form 10-K and review of the financial statements included in our quarterly reports on Form 10-Q for fiscal years 2008 and 2009, and fees billed for other services rendered by Deloitte & Touche LLP.

	2008	2009
Audit Fees (1)	$752,000	$728,000
Audit Related Fees (2) (3)	2,045	—
Tax Fees (3)	—	—
All Other Fees (3)	—	—
Total	$754,045	$728,000

(1)	The fees consisted of the audit of our consolidated financial statements included in this Form 10-K and reviews of our interim financial statements included in our quarterly reports on Form 10-Q.

(2)	The audit related fees for fiscal year 2008 consisted of services incurred for our Form S-8 filed on June 15, 2007.

(3)	The Audit Committee has determined that the provision of all non-audit services performed for us by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditor is permitted to perform for us under applicable federal security regulations. While it is the general policy of our Audit Committee to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

ANNUAL REPORT

The Company’s 2009 Annual Report is enclosed with this proxy statement.

FORM 10-K

          THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER, UPON WRITTEN REQUEST DIRECTED TO JUAN C. GARCIA, ASSISTANT SECRETARY, AT 8685 NORTHWEST 53RD TERRACE, MIAMI, FLORIDA 33166, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) FOR THE FISCAL YEAR ENDED MARCH 29, 2009. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE COMPANY’S WEBSITE (WWW.BENIHANA.COM).

Date:	July 24, 2009

Order of the Board of Directors,

/s/ Darwin C. Dornbush
By: Darwin C. Dornbush, Chairman of the Board of Directors and Secretary

APPENDIX A

BENIHANA, INC.
2007 EQUITY INCENTIVE PLAN
(as amended pursuant to Plan Amendment)

          1. The Plan. This 2007 Equity Incentive Plan (the “Plan”) is intended to encourage ownership of stock or stock equivalents of Benihana, Inc. (the “Company”) by employees and non-employee directors of the Company and its subsidiaries and to provide additional incentive for them to promote the success of the business of the Company.

          2. Types of Awards. The following types of awards (each, an “Award”) may be granted: (a) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (b) options not intended to qualify as ISOs (“NSOs” and together with ISOs, “Options”), (c) stock appreciation rights (“SARs”), (d) stock grants (“Stock Grants”), and (e) stock equivalent units (“Stock Units”).

          3. Stock Subject to the Plan. Subject to the provisions of Section 12 hereof, the total number of shares of Class A Common Stock, par value $.10 per share, of the Company (each, a “Share”) which may be issued pursuant to Awards granted under the Plan is 2,750,000, of which a maximum of 2,000,000 may be issued upon the exercise of ISOs. Upon approval of the Plan, no further options will be available for grant under any prior option plan including the 2003 Directors’ Stock Option Plan and the 2000 Employees Class A Common Stock Option Plan. Shares issued under the Plan may be authorized but unissued Shares or Shares held as treasury stock. The following Shares may be used for further issuance of Awards under the Plan: (i) Shares which have been forfeited under a Stock Grant, (ii) Shares which are allocable to the unexercised portion of an Option which has expired or been terminated, and (iii) Shares which are allocable to an unexercised SAR (other than a Tandem SAR) or an unexercised Stock Unit which has expired or been terminated. Each Share issuable upon exercise of an Option or subject to a Stock Grant and each Share as to which an SAR or a Stock Unit is associated shall be counted as one Share at the time of grant for purposes of the limit set forth under this Section and the limit set forth under Section 6(b). With respect to the combination of a Tandem SAR and an Option, where the exercise of the Tandem SAR or the Option results in the cancellation of the other, each Share associated with a Tandem SAR and the associated Option will only count as one Share at the time of grant for purposes of the limits set forth in this Section and in Section 6(b).

          4. Administration. The Plan shall be administered by a committee (the “Committee”) composed of no fewer than three (3) members of the Board of Directors of the Company (the “Board”) each of whom meets the definition of “outside director” under the provisions of Section 162(m) of the Code, the definition of “independence” under the provisions of Section 4200(a)(15) of the NASDAQ Marketplace Rules (or the comparable rule on any national securities exchange on which the Shares are listed) and the definition of “non-employee director” under the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or rules and regulations promulgated thereunder. Except as otherwise provided herein, the Committee shall have plenary authority in its discretion, among other things, to determine to whom among the eligible persons Awards shall be granted, the number of Shares covered by or associated with an Award, the terms of each Award, and whether any Option is intended to be an ISO or an NSO. The Committee shall have plenary authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind any rules and regulations relating to the Plan and to take such other action in connection with the Plan as it deems necessary or advisable. The interpretation, construction and administration by the Committee of any provisions of the Plan or of any Award granted hereunder shall be final and binding on recipients of Awards hereunder.

          5. Eligibility. All employees and non-employee directors of the Company and its subsidiaries (including subsidiaries which become such after adoption of the Plan) shall be eligible for Awards under the Plan. In making the determination as to employees to whom Awards shall be granted and as to the number of Shares to be covered by or associated with such Awards, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. The adoption of the Plan shall not be deemed to give any employee any right to an Award, except to the extent and upon such terms and conditions as may be determined by the Committee. Neither the Plan nor any Award granted hereunder is intended to or shall confer upon any Grantee any right with respect to continuation of employment by the Company or any of its subsidiaries.

          6. Certain Limits on Awards.

                    (a) Limit on ISOs. The aggregate Fair Market Value (determined as of the date of the Option grant) of Shares with respect to which ISOs granted to an employee (whether under the Plan or under any other stock option plan of the Company or its subsidiaries) become exercisable for the first time in any calendar year may not exceed $100,000 (or such other amount as the Internal Revenue Service may decide from time to time for purposes of Section 422 of the Code). If any grant of Options is made to a Grantee in excess of the limits provided in the Code, the excess shall automatically be treated as an NSO. Only employees of the Company or any of its subsidiaries shall be eligible to receive the grant of an ISO.

                    (b) Limit on all Awards. The number of Shares with respect to which an employee may be granted Awards under the Plan during any calendar year shall not exceed 750,000, subject to the provisions of Section 12.

          7. Grant of Options to Non-Employee Directors.

                    (a) Annual Grant. Commencing on or after the Effective Date, each person who is serving as a non-employee director at the conclusion of any Annual Stockholders Meeting of the Company shall be automatically granted an Option to purchase 10,000 Shares. Each Option granted pursuant to this Section shall contain those terms applicable to an Option grant to a non-employee director as set forth in Section 8 hereof and, subject to Section 8(g), shall become exercisable as to 3,333 of the Shares covered thereby on the date which is six months after the date of such grant, as to 3,333 of the Shares covered thereby on the first anniversary of the grant of such Option and as to the balance of such Shares on the second anniversary of the grant of such Option.

                    (b) Termination of Grants Under Existing Plan. No options shall be granted pursuant to the provisions of the 2003 Directors’ Stock Option Plan on or after the Effective Date.

          8. Terms and Conditions of Options. Options granted under the Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

                    (a) Form of Option. Each Option granted pursuant to the Plan shall be evidenced by an agreement (the “Option Agreement”) which shall clearly identify the status of the Option granted (i.e., whether an ISO or an NSO) and which shall be in such form as the Committee shall from time to time approve. The Option Agreement shall comply in all respects with the terms and conditions of the Plan and may contain such additional provisions, including, without limitation, restrictions upon the exercise of the Option as the Committee shall deem advisable.

                    (b) Stated Term. The term of each Option granted to an employee shall be for no more than ten years from the date of grant, or no more than five years in the case of an ISO granted to a 10% Holder (as such term is defined in Section 17), but may be for a lesser period or be subject to earlier termination as provided by the Committee, the provisions of the Plan or the Option Agreement. The term of each Option granted to a non-employee director shall be ten years from the date of grant, subject to earlier termination as provided by the provisions of the Plan or the Option Agreement.

                    (c) Option Exercise Price. Each Option shall state a per share option exercise price, which shall not be less than 100% of the Fair Market Value of a Share on the date of the Option grant, nor less than 110% of such Fair Market Value in the case of an ISO granted to an individual who, at the time the Option is granted, is a 10% Holder. The Fair Market Value of Shares shall be determined by the Committee based upon (i) the average of the high and low prices of the Shares on a particular date or for a particular period as reported by the National Market System of the National Association of Securities Dealers, Inc., Automated Quotation System, or (ii) such other measure of fair market value as may reasonably be determined by the Board (but consistent with the rules under Section 409A of the Code). “Fair Market Value” as used throughout the Plan shall mean the fair market value as determined in accordance with this Section.

                    (d) Exercise of Options. An Option may be exercised from time to time as to any part or all of the Shares as to which it is then exercisable in accordance with its terms, provided, however, that an Option may not be exercised as to fewer than 100 shares at any time (or for the remaining shares then purchasable under the Option, if fewer than 100 shares). In addition, except as otherwise provided by the Committee, Options granted to employees may not be exercised prior to the expiration of six months from the date of Option grant. The Option exercise price shall be paid in full at the time of the exercise thereof in cash, provided that the Committee may in its discretion (to the extent permitted by applicable law) permit the Grantee to pay the exercise price (i) from cash proceeds received under a broker-assisted contemporaneous sale of shares of Stock issued pursuant to such Option exercise, or (ii) by delivering to the Company certificates (or submitting such certificates by attestation) representing Shares with a Fair Market Value (determined as of the date preceding the exercise date) equal to such exercise price, provided that such Shares have been owned by the Grantee for six months and subject to such other restrictions as may be specified by the Company, or (iii) by a combination of cash, proceeds from the contemporaneous sale pursuant to clause (i) above, and the delivery of Shares pursuant to clause (ii) above. The holder of an Option shall not have any rights as a stockholder with respect to the Shares issuable upon exercise of an Option prior to the date of exercise.

                    (e) Non-Transferability of Options. Except as provided in the following sentence, an Option shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Grantee only by him or his legal representative. The Committee shall have discretionary authority to grant NSOs which will be transferable by the Grantee by gift to members of the Grantee’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners. A transferred NSO shall be subject to all of the same terms and conditions of the Plan and the Option Agreement as if such NSO had not been transferred.

                    (f) Termination of Employment.

                              (i) Employment Termination Date. For purposes of the Plan, the date on which a Grantee ceases to be employed by the Company or any of its subsidiaries for any reason following the grant of an Award is referred to as the “Employment Termination Date.”

                              (ii) Termination of Employment. Except as otherwise determined by the Committee, the number of Shares which may be purchased upon the exercise of an Option granted to an employee shall not exceed the number of Shares as to which such Option was exercisable pursuant to the Plan and the Option Agreement as of the Employment Termination Date. Upon the termination of the employment of a Grantee as a result of death, Disability or Retirement, the Option shall remain exercisable by the Grantee, or by the Grantee’s estate or heirs, for a period of twelve (12) months following the Grantee’s Employment Termination Date (or, if shorter, the remainder of the Option term as set forth in the Option Agreement), provided that in the case of a termination as a result of Disability or Retirement, such Grantee was employed by the Company or any of its subsidiaries for a period of at least one year following the grant of the Option and prior to the Employment Termination Date or as otherwise determined by the Committee. Except as otherwise set forth in the preceding sentence or in the Option Agreement, an Option granted to an employee shall remain exercisable for three (3) months (or, if shorter, the remainder of the Option term as set forth in the Option Agreement) following such employee’s Employment Termination Date. For purposes of the previous sentence only, with respect to NSO grants only, an employee who continues to provide services to the Company as a non-employee director of the Company or as a consultant to the Company following termination of his employment by the Company or its subsidiary shall be deemed to continue to be an employee of the Company for the period of such provision of services or consultancy.

                              (iii) Other Limitations. Notwithstanding anything to the contrary in this Section 8(f), if the employment of a Grantee is terminated by the Company or any of its subsidiaries for gross misconduct, including without limitation, violations of applicable Company policies or legal or ethical standards, all rights under the Option shall terminate on the Employment Termination Date. In addition to the foregoing, the Committee may impose such other limitations and restrictions on the exercise of an Option following the Employment Termination Date as it deems appropriate, including a provision for the termination of an Option in the event of the breach by the Grantee of any of his or her contractual or other obligations to the Company.

                              (iv) Certain Definitions used herein. The term “Retirement” as used herein shall mean the termination of the employment of a Grantee with the Company or its subsidiary (other than as a result of death or Disability or willful misconduct or activity deemed detrimental to the interests of the Company as determined by the Company) on or after (A) the Grantee’s 65th birthday or (B) the Grantee’s 55th birthday if the Grantee has completed ten years of service with the Company or any of its subsidiaries. The term “Disability” as used herein shall have the meaning ascribed to “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

                    (g) Termination of Service of a Non-Employee Director. Upon the termination of service to the Company of a non-employee director for any reason, the number of Shares which may be purchased upon the exercise of an Option granted to such director pursuant to Section 7(a) shall not exceed the number of Shares as to which such Option was exercisable pursuant to the Plan and the Option Agreement as of the date on which the Grantee ceased to serve as a director of the Company. Except as provided in the following sentence, in the event of the termination of service to the Company of a non-employee director, any Option granted to such director pursuant to Section 7(a) shall remain exercisable for three (3) months (or, if shorter, the remainder of the Option term as set forth in the Option Agreement). In the event of the termination of service to the Company of a non-employee director as a result of death, any option granted to such non-employee director pursuant to Section 7(a) shall remain exercisable for twelve (12) months (or, if shorter, the remainder of the Option term as set forth in the Option Agreement) by the Grantee’s estate or heirs.

          9. Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights, which entitle a Grantee to receive the appreciation in the Fair Market Value of Shares (a “SAR”), granted under the Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

                    (a) Form of SAR. Each SAR granted pursuant to the Plan shall be evidenced by an agreement (the “SAR Agreement”) which shall be in such form as the Committee shall from time to time approve. SARs may be granted alone (a “Freestanding SAR”) or in combination with an Option (a “Tandem SAR”).

                    (b) Grant and Term of SARs. The term of a Freestanding SAR shall be for no more than ten years from the date of grant, but may be for a lesser period or be subject to earlier termination as provided by the Committee or the provisions of the Plan or SAR Agreement. Any Tandem SAR must be granted at the same time as the related Option is granted, and such Tandem SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Tandem SAR granted with respect to less than the full number of Shares covered by the related Option shall not be reduced until the number of Shares then issuable upon exercise of the related Option is equal to or less than the number of Shares covered by the Tandem SAR.

                    (c) SAR Exercise Price. Each SAR Agreement shall state a per Share exercise price, which shall be not less than 100% of the Fair Market Value of a Share on the date of the SAR grant.

                    (d) Exercise and Value of SARs. An SAR may be exercised from time to time to the extent it is then exercisable in accordance with its terms. No SAR shall be exercised prior to the expiration of six months from the date of the SAR grant. Upon exercise of a Freestanding SAR, the holder will be entitled to receive an amount in cash or Shares equal to the excess of the Fair Market Value of a Share on the date of the exercise less the exercise price, multiplied by the number of Shares covered by such Freestanding SAR. Upon the exercise of a Tandem SAR, the holder may surrender any related Option or portion thereof which is then exercisable and elect to receive in exchange therefor cash or Shares in an amount equal to the excess of the Fair Market Value of such Share on the date of the exercise less the exercise price, multiplied by the number of Shares covered by the related Option or the portion thereof which is so surrendered. Any Option related to a Tandem SAR shall no longer be exercisable to the extent the related Tandem SAR has been exercised. No fractional Shares shall be issued hereunder.

                    (e) Payment of SAR. Payment of an SAR shall be in the form of Shares, cash or any combination of Shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the SAR or at the time of exercise of the SAR. All Shares issued upon the exercise of an SAR shall be valued at the Fair Market Value of such Shares at the time of the exercise of the SAR.

                    (f) Transfer of SARs. All SARs shall be subject to the same restrictions on transfer as are applicable to NSOs pursuant to Section 8(e), provided that Tandem SARs will not be transferable separately from the related Option, and provided further that Tandem SARs associated with ISOs will not be transferable other than by will or the laws of descent and distribution.

                    (g) Termination of Employment. The terms and conditions relating to the treatment of Options following a termination of employment as set forth in Section 8(f) shall apply to SARs, and the holders of SARs shall have the same rights and be subject to the same restrictions and limitations as Grantees pursuant to such Section.

                    (h) No Dividends or Dividend Equivalents. Notwithstanding anything to the contrary herein, no dividends or dividend equivalents will be payable with respect to outstanding SARs.

          10. Terms and Conditions of Stock Grants. Stock Grants awarded under the Plan shall be made subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

                    (a) Form of Grant. Each Stock Grant shall be evidenced by an agreement (the “Stock Grant Agreement”), in such form as the Committee shall approve, which Agreement shall be subject to the terms and conditions set forth in this Section 10 and shall contain such additional terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

                    (b) Number of Shares Subject to an Award; Consideration. The Stock Grant Agreement shall specify the number of Shares subject to the Stock Grant. A Stock Grant shall be issued for such consideration as the Committee may determine and may be issued for no cash consideration or for such minimum cash consideration as may be required by applicable law.

                    (c) Conditions. Each Stock Grant shall be subject to such conditions as the Committee shall establish (the “Conditions”), which may include, but not be limited to, conditions which are based upon the continued employment of the Grantee over a specified period of time, or upon the attainment by the Company of one or more measures of the Company’s operating performance, such as earnings, revenues, financial return ratios, total stockholder return or such other measures as may be determined by the Committee (the “Performance Conditions”), or upon a combination of such factors. Measures of operating performance may be based upon the performance of the Company or upon the performance of a defined business unit or function for which the Grantee has responsibility or over which the Grantee has influence. The Grantee shall have a vested right to the Shares subject to the Stock Grant to the extent that the Conditions applicable to such Stock Grant have been satisfied. A Grantee shall forfeit all of his right, title and interest in and to any Shares subject to a Stock Grant in the event that (and to the extent that) such Conditions are not satisfied.

                    (d) Limitations on Transferability. As used herein, the term “Restricted Period” means, with respect to any Shares subject to a Stock Grant, the period beginning on the Award Date and ending on the date on which the Conditions applicable to the Stock Grant have been met. During the Restricted Period, the Grantee will not be permitted to sell, transfer, exchange, pledge, assign or otherwise dispose of any Shares subject to the Stock Grant (except for Shares as to which the Grantee’s rights have vested); provided, however, that the Committee in its discretion may permit the transfer by the Grantee by gift of Shares to members of the Grantee’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only owners, it being understood that any Shares so transferred shall remain subject to all of the terms and conditions of the Plan and the applicable Stock Grant Agreement as if the Shares had not been transferred. Except as provided in the preceding sentence, any attempt to transfer Shares subject to a Stock Grant prior to the Conditions applicable to such Stock Grant being satisfied shall be ineffective.

                    (e) Termination of Employment. Upon termination of employment during the Restricted Period for any reason, all Shares subject to a Stock Grant as to which the Conditions have not lapsed or been satisfied or waived shall be forfeited by the Grantee and shall be retired by the Company and shall acquire the status of treasury shares as of the Employment Termination Date. The Committee may, in its sole discretion when it finds that such an action would be in the best interests of the Company, accelerate or waive in whole or in part any or all time-based or continuous service Conditions or Performance Conditions with respect to all or part of such employee Grantee’s Stock Grant, except as to any Stock Grant that is intended to constitute “performance-based compensation” under Section 162(m) of the Code, and provided the Committee may not exercise such discretion in connection with a termination of employment for gross misconduct, including without limitation, violations of applicable Company policies or legal or ethical standards.

                    (f) Rights as a Stockholder. Except as otherwise provided herein or as the Committee may otherwise determine, a Grantee of a Stock Grant shall have all of the rights of a stockholder of the Company, including the right to vote the Shares subject to a Stock Grant and to receive dividends and other distributions thereon, provided that distributions in the form of Shares shall be subject to all of the terms and conditions of the Plan and the Stock Grant Agreement.

          11. Terms and Conditions of Stock Equivalent Units. Stock Equivalent Units, which entitle a Grantee to receive the Fair Market Value of the Shares upon the Settlement Date (as defined below) subject to satisfaction of any applicable Conditions (a “Stock Unit”), granted under the Plan shall be made subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

                    (a) Form of Grant. Each Stock Unit shall be evidenced by an agreement (the “Stock Unit Agreement”), in such form as the Committee shall approve, which Agreement shall be subject to the terms and conditions set forth in this Section 11 and shall contain such additional terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

                    (b) Number of Shares Subject to an Award; Consideration. The Stock Unit Agreement shall specify the number of Shares associated with the Stock Unit. A Stock Unit shall be issued for such consideration as the Committee may determine and may be issued for no cash consideration or for such minimum cash consideration as may be required by applicable law.

                    (c) Term and Conditions. The term of a Stock Unit shall be for no more than ten years from the date of grant, but may be for a lesser period or be subject to earlier termination as provided by the Committee, the provisions of the Plan or the Stock Unit Agreement. Each Stock Unit shall be subject to such Conditions as the Committee shall establish, including time-based and Performance Conditions.

                    (d) Value and Payment. The value of a Stock Unit shall be determined based on the Fair Market Value of a Share on the Settlement Date, multiplied by the number of Shares associated with the Stock Unit. The “Settlement Date” shall be the earlier of the date designated as the “Payment Date” in the Stock Unit Agreement or the Grantee’s Employment Termination Date. Settlement shall be completed by the Company as soon as practicable, but no later than seventy-five (75) days following the Settlement Date, subject however, to the provisions of Section 11(h) below. Stock Units may be settled in Shares or in cash or any combination of the two, or in any other form of consideration as determined by the Committee.

                    (e) Limitations on Transferability. The Grantee may not assign the Stock Unit Agreement or transfer, pledge, assign or otherwise dispose of any of his or her rights under the Stock Unit Agreement, except that the Committee in its discretion may permit the Grantee to transfer the Agreement by gift to members of the Grantee’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are owners, it being understood that any Agreement so transferred shall remain subject to all of the terms and conditions of the Plan as if such Agreement had not been transferred. Except as provided in the preceding sentence, any attempt to transfer the Stock Unit Agreement or transfer the Grantee’s rights thereunder shall be ineffective.

                    (f) Other Limitations. If the employment of a Grantee is terminated by the Company or any of its subsidiaries for gross misconduct, including without limitation, violations of applicable Company policies or legal or ethical standards, as determined by the Company, all rights under the Stock Unit shall terminate on the date of such termination of employment.

                    (g) No Dividends or Dividend Equivalents. No dividends or dividend equivalents will be paid with respect to Stock Units.

                    (h) Delay in Payment. Notwithstanding anything to the contrary contained in this Section 11, so long as a payment with respect to a Stock Unit constitutes “non-qualified deferred compensation” for purposes of Section 409A of the Code, no payment will be made with respect to any Stock Unit granted to any person who, on the Settlement Date, is a “specified employee” of the Company or its subsidiaries (within the meaning of Section 409A(a)(2)(B)(i) of the Code and as determined by the Committee) on account of such Grantee’s Employment Termination Date until the date which is six months after the Settlement Date (or, if earlier than the end of such six-month period, the date of such Grantee’s death). In lieu of designating specified employees for purposes of Section 409A of the Code, the Board in its discretion may identify all employees of the Company and its subsidiaries as “specified employees” for purposes of this provision. The provisions of this Section 11(h) will not apply to payments pursuant to a Stock Unit that occur pursuant to a Change in Control (as defined in Section 12(c) below) or in connection with the dissolution of the Company.

          12. Changes in Capitalization, Dissolutions and Change In Control.

                    (a) Changes in Capitalization. In the event of a change in the outstanding stock of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of shares, other securities or other property, but not including regular cash dividends), extraordinary cash dividend, recapitalization, merger in which the stockholders of the Company immediately prior to the merger continue to own a majority of the voting securities of the successor entity immediately after the merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, or other similar corporate transaction or event, if the Committee shall determine in its sole discretion that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of Shares available under the Plan (including for this purpose the number of Shares available for issuance under the Plan or limit under Section 6(b) or in the number, class and/or price of Shares subject to outstanding Options and/or Awards), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan. A participant holding an outstanding award has a legal right to an adjustment that preserves without enlarging the value of such award, with the terms and manner of such adjustment to be determined by the Committee.

                    (b) Dissolution. Notwithstanding any other provision of this Plan or any Award Agreement entered into pursuant to the Plan, to the extent permitted by applicable law, upon a dissolution of the Company: (i) all Options and SARs then outstanding under the Plan shall become fully exercisable as of the effective date of the dissolution; and (ii) all Conditions of all Stock Grants and Stock Units then outstanding shall be deemed satisfied as of the effective date of the dissolution. In addition, the Board may in its discretion cancel all or any portion of a Grantee’s then outstanding Options, SARs and Stock Units, and in consideration of such cancellation, shall cause to be paid to such Grantee pursuant to the plan of dissolution, an amount in cash equal to the difference between the value of the per Share consideration (as determined by the Board) received by the stockholders of the Company for a Share under the plan of dissolution and any applicable exercise price. Options, SARs and Stock Units not exercised or cancelled prior to or upon a dissolution shall be terminated.

                    (c) Change in Control. In the event of a Change in Control as defined below, the Board (as constituted immediately prior to the effectiveness of such Change in Control) may in its discretion make such arrangements as it determines appropriate for each type of Award, including: (i) with respect to each outstanding Option, SAR and Stock Unit (A) to cause Awards to be exchanged or converted into substitute awards with respect to securities of any successor entity having an equivalent value as the original Awards to be converted, or (B) to provide that Awards shall become exercisable in full upon the effectiveness of the Change in Control, or (C) to cancel all or any portion of such Award and in consideration of such cancellation, shall cause to be paid to the Grantee upon the effectiveness of such Change in Control, an amount equal to the difference between the value of the per Share consideration (as determined by the Board) received by the stockholders of the Company in the Change in Control and any applicable exercise price; and (ii) with respect to outstanding Stock Grants which are not fully vested and are subject solely to continuous service Conditions, (A) to cause each Stock Grant to be exchanged or converted into a stock grant covering securities of any successor entity having an equivalent value to the unvested portion of the Stock Grant to be converted, or (B) to provide that all such Conditions to which such Stock Grants are subject are satisfied; and (iii) with respect to Stock Grants which are not fully vested and are subject to Performance Conditions, (A) to cause each such Stock Grant to be exchanged or converted into a stock grant covering securities of the successor entity having an equivalent value to the unvested portion of the Stock Grant and to amend the applicable Performance Conditions as appropriate, including by converting such Performance Conditions to continuous service Conditions, or (B) to provide that all such Conditions to which such Stock Grant is subject are satisfied or waived.

          For the purpose of this Section 12(c), a “Change in Control” shall mean:

                         (i) The acquisition (other than from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of the Company) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; or

                         (ii) Individuals who, as of September 18, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such person whose initial assumption of office as a member of the Board occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents; or

                         (iii) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless immediately following such Business Combination, persons and entities who were the beneficial owners of at least 50% of the outstanding stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power entitled to vote generally in the election of directors of the corporation resulting from such Business Combination.

                    (d) No Constraint on Corporate Action. Nothing in the Plan shall be construed (i) to limit or impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes to its capital or business structure, or to merge or consolidate, dissolve or sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 15, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

                    (e) Limitation on Adjustments under Section 162(m). Notwithstanding anything to the contrary in this Section 12, no adjustments shall be made under this Section 12 with respect to an Award to an employee covered under Section 162(m) of the Code to the extent such adjustment would cause an Award intended to qualify as “performance-based compensation” under that Section of the Code to fail to so qualify.

          13. Stockholder Approval. The Plan is subject to the approval by the affirmative vote of a majority of the Shares present in person or represented by proxy at a duly held meeting of the stockholders of the Company within twelve months after the date of the adoption of the Plan by the Board (the date of which approval is the “Effective Date”). No Award granted under the Plan shall vest or be exercisable prior to the Effective Date. If the Effective Date shall not occur on or before September 18, 2008, the Plan and all then outstanding Awards made hereunder shall automatically terminate and be of no further force and effect.

          14. Term of Plan. The Plan, if approved by the Company’s stockholders, will be effective September 18, 2007. The Plan shall terminate on September 17, 2017 and no Awards shall be granted after such date, provided that the Board may at any time terminate the Plan prior thereto. Except as provided in Section 12, the termination of the Plan shall not affect the rights of Grantees under Awards previously granted to them and all Awards shall continue in full force and effect after termination of the Plan, except as such Awards may lapse or be terminated by the terms of the Plan or the Award Agreement.

          15. Amendment of the Plan. The Board shall have complete power and authority to modify or amend the Plan (including the forms of Award Agreements) from time to time in such respects as it shall deem advisable; provided, however, that the Board shall not, without approval by the affirmative vote of a majority of the Shares present in person or represented by proxy at a duly held meeting of the stockholders of the Company, (i) increase the maximum number of Shares which in the aggregate are subject to Awards or which may be granted pursuant to Options under the Plan (except as provided by Section 12), (ii) extend the term of the Plan or the period during which Awards may be granted or exercised, (iii) reduce the Option or SAR exercise price below 100% (110% in the case of an ISO granted to a 10% Holder) of the Fair Market Value of the Shares issuable upon exercise of the Option or to which the SAR relates, as applicable, at the time of the grant, other than to change the manner of determining the Fair Market Value thereof (consistent with the rules under Section 409A of the Code), (iv) except as provided by Section 12, increase the maximum number of Shares for which an employee may be granted an Award during any calendar year under the Plan pursuant to Section 6(b), (v) materially increase the benefits accruing to participants under the Plan, (vi) change the designation or class of employees eligible to receive Awards under the Plan, or (vii) with respect to Options which are intended to qualify as ISOs, amend the Plan in any respect which would cause such Options to no longer qualify for ISO treatment pursuant to the Code. No amendment of the Plan shall, without the consent of the Grantee, adversely affect the rights of such Grantee under any outstanding Award Agreement.

          The Plan is intended to comply with the requirements of Section 409A of the Code, without triggering the imposition of any tax penalty thereunder. To the extent necessary or advisable, the Board may amend the Plan or any Award Agreement to delete any conflicting provision and to add such other provisions as are required to fully comply with the applicable provisions of Section 409A of the Code and any other legislative or regulatory requirements applicable to the Plan.

          16. Taxes. The Company may make such provisions as it deems appropriate for the withholding of any income, employment or other taxes which it determines is required in connection with any Award made under the Plan, including requiring the Grantee to make a cash payment to the Company equal to the Company’s tax withholding obligation or deducting such amount from any payment of any kind otherwise due to the Grantee. The Company may further require notification from the Grantee upon any disposition of Shares acquired pursuant to the exercise of Options granted hereunder.

          17. Code References and Definitions. Whenever reference is made in the Plan to a Section of the Code, the reference shall be to such section as it is now in force or as it may hereafter be amended. The term “subsidiary” shall have the meaning given to the term “subsidiary corporation” by Section 424(f) of the Code. The terms “Incentive Stock Option” and “ISO” shall have the meanings given to them by Section 422 of the Code. The term “10% Holder” shall mean any person who, for purposes of Section 422 of the Code, beneficially owns more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company. The term “Grantee” means the holder of an Option, an SAR, a Stock Grant or a Stock Unit granted hereunder. The term “Award Agreement” as used herein means an Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

BENIHANA INC.
Class A Common Stock

Proxy - For the Annual Meeting of Stockholders – August 20, 2009.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING: The notice of meeting, proxy statement and annual report are available at www.benihana.com.

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Darwin C. Dornbush and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Class A common stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 20, 2009 at 10:00 a.m. at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178, and any adjournment thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is given in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominees to the Board of Directors, FOR the approval of the amendment to the 2007 Equity Incentive Plan and FOR ratification of the appointment of Deloitte & Touche LLP as Benihana Inc.’s independent registered public accounting firm fiscal year 2010.

For each proposal, mark one box in blue or black ink as indicated: ☒

Election of Directors:

		FOR the nominee listed at left	WITHHOLD AUTHORITY to vote for the nominee listed at left
John E. Abdo (Class II Director for a three-year term)		☐	☐

Darwin C. Dornbush (Class III Director for a one-year term)		☐	☐

	FOR	AGAINST	ABSTAIN
Approval of the amendment to the 2007 Equity Incentive Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Benihana Inc. for fiscal year 2010	☐	☐	☐

Please sign here exactly as your name(s) appear(s) on this proxy.

Date:_____________________________, 2009

(Signature)

(Signature)

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BENIHANA INC.
Common Stock

Proxy - For the Annual Meeting of Stockholders – August 20, 2009.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING: The notice of meeting, proxy statement and annual report are available at www.benihana.com.

This proxy is solicited on behalf of the Board of Directors.

The undersigned stockholder of BENIHANA INC., revoking any previous proxy for such stock, hereby appoints Darwin C. Dornbush and Norman Becker, or any one of them, the attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote all shares of Common Stock of BENIHANA INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 20, 2009 at 10:00 a.m. at the Marriott Doral Golf Resort and Spa, 4400 NW 87th Avenue, Miami, Florida 33178, and any adjournments thereof on all matters coming before said meeting.

In the event no contrary instructions are indicated by the undersigned stockholder, the proxies designated hereby are authorized to vote the shares as to which the proxy is given in accordance with the recommendation of the Board of Directors set forth on this card.

The Board of Directors Recommends a Vote FOR the election of the nominees to the Board of Directors, FOR the approval of the amendment to the 2007 Equity Incentive Plan and FOR ratification of the appointment of Deloitte & Touche LLP as Benihana Inc.’s independent registered public accounting firm for fiscal year 2010.

For each proposal, mark one box in blue or black ink as indicated: ☒

Election of Directors:

		FOR the nominee listed at left	WITHHOLD AUTHORITY to vote for the nominee listed at left
Norman Becker (Class II Director for a three-year term)		☐	☐

Alan B. Levan (Class II Director for a three-year term)		☐	☐

	FOR	AGAINST	ABSTAIN
Approval of the amendment to the 2007 Equity Incentive Plan	☐	☐	☐

	FOR	AGAINST	ABSTAIN
Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Benihana Inc. for fiscal year 2010	☐	☐	☐

Please sign here exactly as your name(s) appear(s) on this proxy.

Date:_____________________________, 2009

(Signature)

(Signature)

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.